Exhibit 10.2

EXECUTION

$650,000,000

BREITBURN ENERGY PARTNERS LP

BREITBURN OPERATING LP
BREITBURN FINANCE CORPORATION

9.25% Senior Secured Second Lien Notes due 2020

PURCHASE AGREEMENT

March 27, 2015

Representative and the Purchasers named in Schedule I attached hereto

Ladies and Gentlemen:

Breitburn Energy Partners LP, a Delaware limited partnership (the “Partnership”), Breitburn Operating LP, a Delaware limited partnership (the “Operating LP”), and Breitburn Finance Corporation, a Delaware corporation (“Breitburn Finance,” and together with the Partnership and the Operating LP, the “Issuers”), propose to issue and sell, severally and not jointly, upon the terms and conditions set forth in this agreement (this “Agreement”), to the purchasers named in Schedule I attached to this agreement (the “Purchasers”), $650,000,000 in aggregate principal amount of their 9.25% Senior Secured Second Lien Notes due 2020 (the “Notes”). EIG Redwood Debt Aggregator, LP is acting as representative (the “Representative”) hereunder. The Notes are to be issued pursuant to an indenture (the “Indenture”) to be dated as of the Closing Date (as defined in Section 3 hereof), among the Issuers, the Guarantors listed on Schedule II hereto (the “Guarantors”) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). The Issuers’ obligations under the Notes, including the due and punctual payment of interest on the Notes, will be irrevocably and unconditionally guaranteed (the “Guarantees” and, together with the Notes, the “Securities”) by the Guarantors. As used herein, the term “Notes” shall include the Guarantees, unless the context otherwise requires. This is to confirm the agreement among the Issuers and the Guarantors (collectively, the “Breitburn Parties”), on the one hand, and the Purchasers, on the other hand, concerning the purchase of the Notes from the Issuers by the Purchasers. Any term used but not otherwise defined herein shall have the meaning ascribed thereto in Schedule IV hereto.

Each of the Partnership and its Subsidiaries (collectively, the “Breitburn Entities”) is listed on Schedule III hereof.

The Securities and the Guarantees will be secured by a Second-Priority lien on substantially all of the tangible and intangible assets of the Breitburn Parties, now owned or hereafter acquired by any of the Breitburn Parties, that secure borrowings under the Credit Facility (as defined below) on a first-priority basis, subject to certain exceptions to be agreed (the “Collateral”). The Collateral shall be described in (a) with respect to real property (including titles, rights and interests therein) that constitutes Collateral, the mortgages, debentures, hypothecs, deeds of trust or deeds to secure debt to be entered into after the date hereof (collectively, the “Mortgages”), (b) with respect to personal property that constitutes Collateral, the Security Agreement, to be dated the date hereof, and entered into by the Issuers and the Guarantors party hereto (the “Security Agreement”) and (c) with respect to cash, deposit accounts, securities accounts and commodity accounts that constitute Collateral, the deposit account control agreements, securities account control agreements and commodity account control agreements to be entered into after the date hereof (the “Control Agreements”). The term “Collateral Documents” as used herein shall mean the Mortgages, the Security Agreement, the Control Agreements and related financing statements as the same may be amended from time to time and any and all other instruments heretofore, now or hereafter executed in connection with or as security for the payment of the Obligations. The rights of the holders of the Securities with respect to the Collateral shall be further governed by the Intercreditor Agreement to be dated as of the Closing Date (as defined below), among the Collateral Agent and the Priority Lien Collateral Agent and acknowledged by the Breitburn Parties (the “Intercreditor Agreement”). “Second-Priority” means, with respect to any Lien, a Lien that is second priority to the Priority Lien Debt (as defined in the Description of Notes), in each instance, subject to the Intercreditor Agreement and any Liens expressly permitted to be incurred or exist on the Collateral under the Indenture (“Permitted Liens”).

2

EXECUTION

1. Representations, Warranties and Agreements of the Breitburn Parties. The Breitburn Parties, jointly and severally, represent, warrant to, and agree with, each of the Purchasers that:

(a) Organization and Good Standing of the Breitburn Parties. Each of the Breitburn Parties: i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation except to the extent, in the case of any Restricted Subsidiary, that any such failure of such Restricted Subsidiary to be in good standing would not reasonably be expected to have a Material Adverse Effect; ii) has the power and authority and all material governmental licenses, authorizations, consents and approvals to execute, deliver, and perform its obligations under the Note Documents and, except to the extent that any failure to have any thereof could not reasonably be expected to have a Material Adverse Effect, to own its assets and carry on its business; iii) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; and iv) is in compliance in all material respects with all Requirements of Law, except to the extent that the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

(b) Corporate Authorization; No Contravention. The execution, delivery and performance by each Breitburn Party of this Agreement and each other Note Document to which such Person is a party, have been duly authorized by all necessary organizational action, and do not and will not: v) contravene the terms of any of that Person’s Organization Documents; vi) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party that would be prior to the Liens granted to the Collateral Agent for the benefit of the Secured Parties or otherwise that would constitute a Material Adverse Effect or, except to the extent that any such conflict, breach or contravention would not reasonably be expected to have a Material Adverse Effect, any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or vii) violate any Requirement of Law, that would constitute a Material Adverse Effect, including any California Requirement of Law promulgated with respect to preparedness and damage prevention associated with earthquakes.

(c) Governmental Authorizations. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Breitburn Party of this Agreement or any other Note Document to which it is a party, except for filings necessary to obtain and maintain perfection of Liens; routine filings related to the Breitburn Parties and the operation of their business; and such filings as may be necessary in connection with the Collateral Agent’s exercise of remedies under the Note Documents.

(d) Binding Effect. This Agreement and each other Note Document to which any Breitburn Party is a party constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and general equitable principles.

(e) Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Breitburn Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Breitburn Party or any of its subsidiaries, or any of their respective Properties which: viii) purport to affect or pertain to this Agreement or any other Note Document, or any of the transactions contemplated hereby or thereby; or ix) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. To the knowledge of each Breitburn Party, no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Note Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

(f) No Default.

(i) No Default or Event of Default exists or would be reasonably expected to result from the incurring of any Obligations by the Breitburn Parties;

(ii) No Breitburn Party or any Restricted Subsidiary or any Unrestricted Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect. Each Breitburn Party and its subsidiaries is in compliance with all requirements of any Governmental Authority applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the present conduct of its business, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(g) ERISA Compliance. Except as specifically disclosed in Schedule  1(g):

(i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on favorable opinion letter issued by the IRS, and to the knowledge of any Issuer, nothing has occurred which would cause the loss of such qualification. Each Breitburn Party and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

2

(ii) There are no pending or, to the knowledge of any Breitburn Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iii) (1) No ERISA Event has occurred or is reasonably expected to occur; (2) no Pension Plan has any Unfunded Pension Liability; (3) no Breitburn Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (4) no Breitburn Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (5) no Breitburn Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) or ERISA.

(h) Margin Regulations. No Breitburn Party is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds from the sale of any Note shall be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U.

(i) Title to Properties. Subject to Permitted Liens, the Breitburn Parties and their Restricted Subsidiaries shall each have good and defensible title to all of their respective Oil and Gas Properties evaluated in the most recently delivered Reserve Report (other than the interests that have been disposed of in one or more dispositions permitted under the Indenture), and except for such defects in title as would not, individually or in the aggregate, reasonably be expected to be have a Material Adverse Effect, and each Breitburn Party and its Restricted Subsidiaries shall have good title to all other Oil and Gas Properties necessary or used in the ordinary conduct of their respective businesses. After giving full effect to the Permitted Liens, any Breitburn Party or Restricted Subsidiary thereof specified as the owner under the Initial Reserve Report owns the net interests in production attributable to the Oil and Gas Properties as reflected in the most recently delivered Reserve Report (other than the interests that have been disposed of in one or more dispositions permitted under the Indenture), and the ownership of such Properties shall not in any material respect obligate such Breitburn Party or Restricted Subsidiary thereof to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the Initial Reserve Report that is not offset by a corresponding proportionate increase in such Breitburn Party’s or Restricted Subsidiary’s net revenue interest in such Property. Other than as set forth on Schedule  1(i), no consents or rights of first refusal exist or remain outstanding with respect to such Breitburn Party’s or Restricted Subsidiary’s interest in the Mortgaged Properties assigned to it pursuant to any acquisition of Oil and Gas Properties other than Permitted Liens. Other than as set forth on Schedule  1(i), as of the Closing Date, the property of the Breitburn Parties and their Restricted Subsidiaries is subject to no Liens, other than Permitted Liens.

3

(j) Oil and Gas Reserves. Each Breitburn Party and each of its Restricted Subsidiaries is and will hereafter be, in all material respects, the owner of the Oil and Gas that it purports to own from time to time in and under its Oil and Gas Properties, together with the right to produce the same. The Oil and Gas Properties are not subject to any Lien other than Permitted Liens. All Oil and Gas has been and will hereafter be produced, sold and delivered in accordance in all material respects with all applicable laws and regulations of any Governmental Authority; each of the Breitburn Parties and its Restricted Subsidiaries has complied in all material respects and will hereafter use commercially reasonable efforts to comply with all material terms of each oil, gas and mineral lease and any other agreement comprising its Oil and Gas Properties; and all such oil, gas and mineral leases and other agreements have been and will hereafter be maintained in full force and effect; provided, however that nothing in this Section  1(j) shall prevent any Breitburn Party or its Restricted Subsidiaries from x) abandoning any well or forfeiting, surrendering, releasing or defaulting under any lease in the ordinary course of business which is not disadvantageous in any material respect to the Holders and which, in the opinion of such Breitburn Party, is in its best interest, and such Breitburn Party and its Restricted Subsidiaries is and will hereafter be in compliance with all obligations hereunder and xi) making any disposition permitted hereunder. All of the Breitburn Parties’ and their Restricted Subsidiaries’ operating agreements and operating leases with respect to their Oil and Gas Properties are and will hereafter be enforceable in all material respects in accordance with their terms except as such may be modified by applicable bankruptcy law or an order of a court in equity.

(k) Initial Reserve Report. The Issuers have heretofore delivered to the Representative a true and complete copy of (x) reserve reports, each dated effective as of December 31, 2014 prepared by Netherland, Sewell and Associates, Inc. (the “Initial Reserve Report”) relating to an evaluation of the Oil and Gas attributable to the Oil and Gas Properties described therein. To the knowledge of the Issuers, xii) the assumptions stated or used in the preparation of the Initial Reserve Report are reasonable, xiii) all information furnished by the Breitburn Parties for use in the preparation of the Initial Reserve Report, was accurate in all material respects, xiv) there has been no material adverse change in the amount of the estimated Oil and Gas shown in the Initial Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business, and xv) the Initial Reserve Report does not omit any material statement or information necessary to cause the same not to be misleading to the Purchasers.

4

(l) Gas Imbalances. There are no gas imbalances, take or pay or other prepayments with respect to any of the Oil and Gas Properties which would require the Breitburn Parties or their Restricted Subsidiaries to deliver Oil and Gas produced from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 5,000,000 Mcf of gas (on an Mcf equivalent basis) in the aggregate.

(m) Taxes. Unless specifically disclosed on Schedule  1(m), the Breitburn Parties and their Restricted Subsidiaries have filed all federal tax returns and reports required to be filed by them, including any filing extensions together with payments for any estimated taxes due thereon on or before the time the extension is due, and have paid all federal taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. The Breitburn Parties and their Restricted Subsidiaries have filed all material state and other non-federal tax returns and reports required to be filed by them, and have paid all material state and other non-federal taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets prior to delinquency thereof, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Breitburn Parties, there is no proposed tax assessment against any Breitburn Party or any of its Restricted Subsidiaries that would, if made, reasonably be expected to have a Material Adverse Effect.

(n) Financial Condition.

(i) The audited consolidated balance sheet of Partnership and its Consolidated Subsidiaries as of December 31, 2014, the related consolidated statement of income, partners’ equity and cash flow of Partnership and its Consolidated Subsidiaries for the fiscal year ended on said date, (1) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (2) fairly present the financial condition of Partnership and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (3) show all material indebtedness and other liabilities, direct or contingent, of Partnership and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(ii) Since December 31, 2014, (4) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, and (5) the business of Partnership and the other Breitburn Parties have been conducted only in the ordinary course consistent with past business practices.

5

(o) Environmental Matters. Except as described on Schedule  1(o) hereto or that, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect (or with respect to (ii) and (iii) below, where the failure, either individually or in the aggregate, to take such actions could not be reasonably expected to have a Material Adverse Effect)

(i) neither any Property of any Breitburn Party or any of its Restricted Subsidiaries, nor the operations conducted thereon, violate Environmental Laws.

(ii) no Property of any Breitburn Party or any of its Restricted Subsidiaries, nor the operations currently conducted thereon by any Breitburn Party, or, to the knowledge of such Breitburn Party, no operations conducted thereon by any prior owner or operator of such Property, are in violation of or subject to any existing, or to the knowledge of such Breitburn Party, pending or threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority under Environmental Laws.

(iii) all notices, permits, licenses, exemptions and approvals, if any, required to be obtained or filed under any Environmental Law in connection with the operation or use of any and all Property by each Breitburn Party, including any treatment, storage, disposal or Release of any Hazardous Materials into the environment, have been duly obtained or filed or requested, and each Breitburn Party and its Restricted Subsidiaries is in compliance with the material terms and conditions of all such notices, permits, licenses, exemptions and approvals.

(iv) Hazardous Materials, if any, generated by the Breitburn Parties or any of their Restricted Subsidiaries at any and all Property of any such Restricted Subsidiary have in the past been transported, treated and disposed of in compliance with Environmental Laws then in effect, and, to the knowledge of such Breitburn Party, transport carriers and treatment and disposal facilities known by such Breitburn Party to have been used by it are not the subject of any existing action, investigation or inquiry by any Governmental Authority under any Environmental Laws.

(v) no Hazardous Materials have been disposed of or otherwise Released by any Breitburn Party or any Restricted Subsidiary thereof on or to any Property of such Breitburn Party or Restricted Subsidiary except in compliance with Environmental Laws.

(vi) no Breitburn Party has any known pending assessment, investigation, monitoring, removal or remedial obligations under applicable Environmental Laws in connection with any Release or threatened Release of any Hazardous Materials into the environment by any Breitburn Party or any Restricted Subsidiary thereof.

(p) Regulated Entities. No Breitburn Party is an “investment company” or is a company “controlled by” an “investment company” (or a company required to be registered as an “investment company”) within the meaning of the Investment Company Act of 1940. None of the Breitburn Parties, or any Person controlling any Breitburn Party, is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6

(q) No Burdensome Restrictions. No Breitburn Party nor any of its Restricted Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

(r) Copyrights, Patents, Trademarks and Licenses, Etc. Except to the extent that any failure, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each Breitburn Party and each of its Restricted Subsidiaries owns or is licensed or otherwise has the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without material conflict with the rights of any other Person. To the knowledge of any Breitburn Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Breitburn Party or any Restricted Subsidiary thereof infringes in a material respect upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of any Breitburn Party, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(s) Subsidiaries and Other Equity Interests. No Breitburn Party has any Restricted Subsidiary, Unrestricted Subsidiary or other equity investment other than those specifically disclosed in Schedule  1(s) hereto. Each Breitburn Party owns the percentage interest of all issued and outstanding Equity Interests in each Restricted Subsidiary, Unrestricted Subsidiary or other material equity investment described on Schedule  1(s). Partnership owns one hundred percent (100%) of the issued and outstanding equity in each of Operating LP and Breitburn Finance. The Issuers may update and replace Schedule  1(s) from time to time to reflect changes resulting from transactions or other events permitted under the Indenture.

(t) Insurance. The Properties of each Breitburn Party and its respective Restricted Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of any Breitburn Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Breitburn Party or Restricted Subsidiary operates.

(u) Hedging Contracts. As of the date hereof, Schedule  1(u) sets forth, a true and complete list of all Hedging Contracts of the Breitburn Parties and their Restricted Subsidiaries in effect as of the Closing Date, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

7

(v) Full Disclosure. None of the representations or warranties made by any Breitburn Party in the Note Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate (other than any financial projections, forecasts or estimates) furnished by or on behalf of any Breitburn Party in connection with the Note Documents, taken as whole, contains any untrue statement of a material fact known to any Breitburn Party, or omits any material fact known to any Breitburn Party, required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. The financial projections, forecasts, estimates and other forward looking statements furnished by or on behalf of any Breitburn Party or made available to any Secured Party were (and, to the extent provided after the date hereof, will be) prepared in good faith based upon assumptions that are reasonable at the time made and at the time of delivery thereof; provided that with respect to any such information, it is agreed and understood that xvi) such information (1) is based upon a number of estimates and is subject to business, economic and competitive uncertainties and contingencies and (2) is as to future events and is not to be viewed as facts, xvii) whether or not the results or other projections described therein are achieved will depend on future events, many of which are not within the control of the Breitburn Parties and xviii) the actual results or other projections during the period or periods covered by such information may differ from the projected results and other projections and such differences may be material.

(w) Solvency. Each of the Partnership and the Operating LP is Solvent and the Breitburn Parties and their Subsidiaries, on a consolidated basis, are Solvent.

(x) Improved Real Estate. To the knowledge of each Breitburn Party, the Oil and Gas Properties that are not Mortgaged Properties do not include any “buildings” (as defined under Section 4000 et. seq. of the National Flood Insurance Reform Act of 1994, as amended) that are critical to operating any Mortgaged Properties for the exploration and production of oil and gas.

(y) Anti-Corruption Laws and Sanctions. The Partnership has implemented and maintains in effect policies and procedures designed to ensure compliance by the Partnership, its subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism and Money Laundering Law, OFAC Laws, Anti-Corruption Laws and applicable Sanctions. The Partnership, its subsidiaries and their respective officers and employees and, to the knowledge of the Partnership, its directors, agents and other persons acting on behalf of them, are in compliance with Anti-Terrorism and Money Laundering Law, OFAC Laws, Anti-Corruption Laws and applicable Sanctions in all material respects. None of xix) the Partnership, any of its Subsidiaries or, to the knowledge of the Partnership, any of their respective directors, officers or employees, is a Sanctioned Person, or xx) to the knowledge of the Partnership, any agent of the Partnership or any subsidiary that will act in any capacity in connection with or benefit from the note purchase facility established hereby, is a Sanctioned Person. No Note purchase contemplated hereunder, the use of proceeds thereof or other Transaction contemplated by this Agreement will violate any Anti-Terrorism and Money Laundering Law, OFAC Laws, Anti-Corruption Laws or applicable Sanctions.

8

(z) Collateral.

(i) Upon making of the filings and taking of the other actions set forth on Schedule  1(z), all filings and other actions necessary to perfect the security interests in the Collateral created under the Collateral Documents shall have been duly made or taken to the extent the Security interest in such Collateral may be perfected by filing and taking the other actions set forth on Schedule  1(z). Each Breitburn Party has properly delivered or caused to be delivered to Collateral Agent (or, subject to the Intercreditor Agreement, the Priority Lien Agent) all Collateral that requires perfection of the Liens and security interests described above by possession.

(ii) The Collateral Documents create in favor of Collateral Agent for the benefit of the Secured Parties a valid and, upon making of the filings and taking of the other actions set forth on Schedule  1(z), perfected Second-Priority Lien and security interest in the Collateral securing the payment of the Obligations to the extent the Security interest in such Collateral may be perfected by filing and taking the other actions set forth on Schedule  1(z).

(iii) Each of Breitburn Party is the legal and beneficial owner of the Collateral to be pledged by it free and clear of any Lien, other than Permitted Liens.

(iv) The mortgages and deeds of trust set forth on Schedule 5 represent all of the mortgages and deeds of trust granted by a Breitburn Party to the Priority Lien Collateral Agent (other than any such mortgages and deeds of trust that have been released prior to the Closing Date); provided it is agreed and understood that the Partnership may update this Schedule 5 by providing written notice to the Purchasers at any time between the date hereof and the Closing Date.

(aa) No General Solicitation.

(i) No Breitburn Party, Affiliate thereof or any person acting on its or any of their behalf has engaged, or will engage, in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Notes.

(ii) Other than this Agreement and the Note Documents expressly contemplated hereunder, none of the Breitburn Parties or any Affiliate thereof has entered into any agreement or arrangement with any person in relation to the sale of the Notes.

9

(iii) Neither any Breitburn Party nor any of their respective Affiliates nor any person acting on its or their behalf, directly or indirectly, has made or will make any offers or sales of any security, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of the Notes under the Securities Act.

(bb) [Reserved].

(cc) Indebtedness. All Indebtedness constituting Existing Indebtedness for purposes of the Note Documents is set forth on Schedule  1(aa).

(dd) Liens. All Liens constituting Liens in existence as of the Closing Date (to the extent not constituting Liens that are Permitted Liens other than by the fact that they are in existence on the Closing Date) for purposes of the Note Documents are set forth on Schedule  1(bb).

(ee) Investments. All Investments constituting Investments in existence as of the Closing Date (to the extent not constituting Permitted Investments other than by the fact that they are in existence on the Closing Date) for purposes of the Note Documents are set forth on Schedule  1(dd).

2. Purchase of the Notes by the Purchasers. On the basis of the representations, warranties and agreements contained in, and subject to the terms and conditions of, this Agreement, the Issuers agree, severally and jointly, to issue and sell to the several Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Issuers, the Notes, at a purchase price of 97.00% of the principal amount thereof. The Breitburn Parties shall not be obligated to deliver any of the securities to be delivered hereunder, except upon payment for all of the securities to be purchased as provided herein.

3. Delivery of the Notes and Payment Therefor. The closing of the sale of the Notes pursuant to this Agreement (the “Closing”) will be at the office of Vinson & Elkins L.L.P., 666 Fifth Avenue, New York, NY 10103 at 9:00 a.m., New York City time, on April 8, 2015 (the “Scheduled Closing Date”);  provided  that if all conditions in Section 7 to be satisfied at or prior to the closing have not been satisfied or waived on the Scheduled Closing Date, the closing shall occur on the first Business Day following the date on which all such conditions have been (or, at closing, will be capable of being) satisfied or waived (subject to all such conditions in Section 7 being satisfied or waived at the closing).   The date the Closing actually occurs is called the “Closing Date.”

4. Further Agreements of the Breitburn Parties and the Purchasers. Each of the Breitburn Parties, jointly and severally, covenants and agrees:

(a) To (i) complete on or prior to the Closing Date all filings and other similar actions required in connection with the perfection of Second-Priority security interests in the Collateral as and to the extent contemplated by the Indenture and the Collateral Documents and xxii) take all actions necessary to maintain such security interests and to perfect security interests in any Collateral acquired after the Closing Date, in each case as and to the extent contemplated by the Indenture and the Collateral Documents; provided that the Issuers and the Guarantors may deliver, furnish and/or cause to be furnished all of the obligations set forth on Schedule 5 hereto within the time periods set forth therein; and

10

(b) To apply the net proceeds from the sale of the Securities released to the Issuers solely to xxiii) repay loans outstanding under the Credit Facility in an amount no less than $937,500,000 and xxiv) pay fees and expenses incurred in connection therewith and with the (1) purchase and sale of the Securities on the Closing Date and (2) the issuance of the Series B Perpetual Convertible Preferred Units in an aggregate amount of $350,000,000.

(c) The Partnership shall pay to the Representative, from time to time, for the account of the Holders in accordance with their respective percentage of the aggregate principal amount of the then outstanding Notes held by such Holder, with respect to any fee paid by any Breitburn Party to or for the account of the lenders under any Permitted Credit Facility in respect of Indebtedness under the Permitted Credit Facility that is not expressly required by the terms of the Permitted Credit Facility as of the Closing Date (an “Additional First Lien Fee”) a fee in an amount which (when aggregated with the other fees paid under this Section 4(c) in respect of other Additional First Lien Fees made within the one year period ending on such date) is equal to the product of (x) the Excess Fee Percentage, if any, and (y) the total principal amount of the Notes outstanding as of such date of payment. Any fees payable under this Section 4(c) shall be paid to the trustee for the benefit of all Holders on a pro rata basis and shall be due and payable on the date such Additional First Lien Fee is paid to the lenders under Permitted Credit Facility. This covenant shall survive any termination of this Agreement until such time as all of Notes shall have otherwise ceased to be outstanding.

5. Additional Covenants. So long as any Obligation (other than Obligations in respect of indemnification or expense reimbursement for which no claim has been made) shall remain unpaid or unsatisfied:

(a) Financial Statements. The Partnership shall maintain, for itself and each of its Consolidated Subsidiaries, on a consolidated basis, a system of accounting established and administered in accordance with GAAP and deliver, or cause to be delivered, to the Representative:

(i) no later than fifteen (15) days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements:

(1) the audited consolidated balance sheet and related statements of income, partners equity and cash flows of the Partnership as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all (a) reported on by a nationally recognized independent public accounting firm (the “Independent Auditor”) (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the Partnership and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (b) certified by a Proper Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of the Partnership and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

11

(2) unaudited annual consolidating balance sheet and consolidating statement of income for the Partnership and its Consolidated Subsidiaries as of the end of such year, certified by a Proper Officer as fairly presenting in all material respects, the financial condition, results of operations of the Partnership and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and

(3) the unaudited consolidated balance sheet and related statements of income, partners equity and cash flows of the Partnership as of the end of and for such year, setting forth in each case in comparative form the figures for the previous final year, and unaudited consolidating balance sheets and statements of income, all certified by a Proper Officer of the Partnership as fairly presenting in all material respects, the financial condition, results of operations and cash flows of the Partnership and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes.

(ii) fifteen (15) days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each of the first three fiscal quarters of each fiscal year of the Partnership:

(1) the unaudited consolidated balance sheet and related statements of income, partners equity and cash flows of the Partnership as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of), the previous fiscal year, all certified by a Proper Officer of the Partnership as fairly presenting in all material respects, the financial condition, results of operations and cash flows of the Partnership and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes; and

(2) the unaudited consolidated balance sheet and related statements of income, partners equity and cash flows of the Partnership as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Proper Officer of the Partnership as fairly presenting in all material respects, the financial condition, results of operations and cash flows of the Partnership and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes.

12

(b) Certificates; Other Production and Reserve Information. The Issuers shall furnish to the Representative:

(i) As soon as available, but not later than forty-five (45) days after the close of each fiscal quarter of the Partnership (including the fourth quarter), a Quarterly Status Report covering each of the three months during such fiscal quarter;

(ii) Concurrently with any delivery of financial statements under Sections  5(a)(i) and 5(a)(ii), a certificate of a Proper Officer of the Partnership, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Hedging Contracts of each Issuer, Guarantor and Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule  1(u), any margin required or supplied under any credit support document, and the counterparty to each such agreement;

(iii) [Reserved];

(iv) (A) Annually commencing March 1, 2015, dated as of January 1st of such year, a Reserve Report provided by the Reserve Engineer, and annually, commencing September 1, 2015, dated as of July 1 of such year, a Reserve Report prepared by personnel of the Partnership and certified by a Proper Officer of the Partnership as to the knowledge of such Property Officer, true and correct in all material respects. With the delivery of each Reserve Report, the Issuers shall provide to the Representative certificate from a Proper Officer of each Issuer certifying that in all material respects: (3) to the knowledge of such Proper Officers, the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, (4) the Breitburn Parties own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report, and such Properties are free of all Liens except for Permitted Liens, (5) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section  1(l) with respect to their Oil and Gas Properties evaluated in such Reserve Report that would require any Breitburn Party to deliver Oil and Gas either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (6) none of their proved Oil and Gas Properties have been sold since the date of the delivery of the previous Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its proved Oil and Gas Properties sold and in such detail as reasonably required by the Representative, (7) attached to the certificate is a list of all marketing agreements entered into subsequent to the most recently delivered Reserve Report and (6) attached thereto is a schedule of the Oil and Gas Properties of the Breitburn Parties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the present value determined by a discount factor of 10% per annum that such Mortgaged Properties represent and certifying that such Mortgaged Properties represent at least 80% of the total net present value (determined by a discount factor of 10% per annum) of the Breitburn Parties’ Oil and Gas Properties evaluated in the most recent Reserve Report;

13

(v) In connection with the delivery of each Reserve Report, a listing of any property or related properties of any Breitburn Party acquired pursuant to an acquisition or series of related acquisitions since the date of the last Reserve Report for which such Breitburn Party paid consideration in excess of $5.0 million, not subject to a Mortgage;

(vi) Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, note purchase agreement, loan or credit or other similar agreement other than this Agreement and not otherwise required to be furnished to the Holders pursuant to any other provision of this Section  5(b).

(vii) Concurrently with the delivery of any Reserve Report to the Representative pursuant to Section  5(b)(iv), or after an Event of Default, upon request, a list of all Persons purchasing Oil and Gas from any of the Issuers or Guarantors;

(viii) Prompt written notice, and in any event within ten (10) Business Days (or such longer period as the Representative may agree), of the occurrence of any Casualty Event;

(ix) Prompt written notice (and in any event within thirty (30) days prior thereto (or such shorter period as the Representative may agree) of any change (8) in any Issuer’s or Guarantor’s organizational name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (9) in the location of any Issuer’s or Guarantor’s chief executive office or principal place of business, (10) in any Issuer’s or Guarantor’s identity or organizational structure or in the jurisdiction in which such Person is incorporated or formed, (11) in any Issuer’s or Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (12) in any Issuer’s or Guarantor’s federal taxpayer identification number, if any;

14

(x) Promptly upon the request of the Representative, such copies of all geological, engineering and related data contained in any of Issuer’s or Guarantor’s files or readily accessible to the Issuer or Guarantor relating to the Oil and Gas Properties as may reasonably be requested;

(xi) On request by the Representative, based upon the Representative’s good faith belief that any Issuer’s or Guarantors’ title to the Mortgaged Properties or the Collateral Agent’s Lien on any of the Issuers’ or Guarantors’ properties is subject to claims of third parties (other than Permitted Liens), title and mortgage lien evidence reasonably satisfactory to the requesting party, as the case may be, covering such Mortgaged Property as may be designated by the requesting party covering such Issuer’s or Guarantor’s title thereto and evidencing that the Obligations are secured by liens and security interests as provided in this Agreement and the Collateral Documents;

(xii) As soon as available, and in any event within 90 days after the end of each fiscal year, a business and financial plan for the Partnership (in form reasonably satisfactory to the Representative), prepared by a Proper Officer of the Partnership, setting forth for the current fiscal year, quarterly financial projections and budgets for the Partnership, and for three fiscal years thereafter yearly financial projections and budgets;

(xiii) Promptly, such additional information regarding the properties, business, financial or corporate affairs of the Breitburn Parties as the Representative may from time to time reasonably request;

(xiv) Concurrently with the delivery to the Trustee or the Collateral Agent, as applicable, under any Note Document, copies of each notice, opinion, certificate or other document furnished to the Trustee or Collateral Agent, as applicable, under any Note Document; and

(xv) The Breitburn Parties acknowledge and agree that (i) the Representative has the right to review and discuss the Reserve Report and the calculation of the PV10, Adjusted Consolidated Net Tangible Assets, Proved Reserves Coverage Ratio, Fixed Charge Coverage Ratio and such other component calculations as the Representative may reasonably request with the Breitburn Parties during normal business hours, (ii) the Reserve Report shall be in form and scope reasonably acceptable to the Representative, and (iii) the Breitburn Parties shall, promptly upon the Representative’s reasonable request, provide such information and data with respect to such Oil and Gas Properties included in the Reserve Report and components of such calculations.

(c) Notices. The Issuers shall promptly notify the Representative:

(i) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (13) breach or non-performance of, or any default under, a Contractual Obligation of any Issuer or Guarantor or any subsidiary thereof; (14) any dispute, litigation, investigation, proceeding or suspension between any Issuer, Guarantor or any subsidiary thereof and any Governmental Authority; (15) the commencement of, or any material development in, any litigation, proposed legislation, ordinance or regulation of a Governmental Authority, or proceeding affecting any Issuer, Guarantor or any subsidiary thereof, including pursuant to any applicable Environmental Laws; or (16) revocation, cancellation or failure to renew any license, permit or franchise, where such breach, non-performance, default, dispute, litigation, investigation, proceeding, suspension, proposed legislation, ordinance or regulation, revocation, failure or loss could reasonably be expected to have a Material Adverse Effect;

15

(ii) of any material change in accounting policies or financial reporting practices by any Issuer, Guarantor or any Consolidated Subsidiary; and

(iii) of the formation or acquisition of any Restricted Subsidiary or Unrestricted Subsidiary.

Each notice under this Section  5(c) shall be accompanied by a written statement by a Proper Officer setting forth details of the occurrence referred to therein, and (if applicable) stating what action such Issuer, Guarantor or subsidiary proposes to take with respect thereto and at what time. Each notice under Section  5(c) shall describe with particularity any and all clauses or provisions of this Agreement or other Note Document that have been (or foreseeably will be) breached or violated.

(d) Maintenance of Properties. The Issuers will, and will cause each of their respective Restricted Subsidiaries to, maintain and preserve their respective property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and to use the standard of care typical in the industry in the operation and maintenance of its facilities except where failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section  5(d) shall prevent any of the Issuers or any of their Restricted Subsidiaries from abandoning any well or forfeiting, surrendering, releasing or defaulting under any lease in the ordinary course of business which is not materially disadvantageous in any way to the Holders and which, in its opinion, is in the best interest of such Issuer or Restricted Subsidiary.

(e) Title Information. On or before the delivery to the Representative of each Reserve Report required by Section  5(b)(iv), the Partnership will deliver title information in form and substance acceptable to the Representative covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Representative shall have received together with title information previously delivered to the Representative, satisfactory title information on at least 80% of the total net present value (determined by a discount factor of 10%) of the proved Oil and Gas Properties evaluated by such Reserve Report.

(f) Payment of Obligations. The Partnership will, and will cause each of its Restricted Subsidiaries to, pay and discharge prior to delinquency, all their respective obligations and liabilities, including: xxv) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Partnership or any of its Restricted Subsidiaries; xxvi) all lawful claims which, if unpaid, would by law become a Lien upon its property; and xxvii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; except in each of (a), (b) and (c), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

16

(g) Compliance with Laws. The Partnership will, and will cause each of its Restricted Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including Environmental Laws, the Federal Fair Labor Standards Act and any California Requirement of Law promulgated with respect to earthquakes), except xxviii) such as may be contested in good faith or as to which a bona fide dispute may exist or xxix) where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Partnership will, and will cause its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by the Partnership and its subsidiaries and their respective directors, officers, employees and agents with the applicable Anti-Terrorism and Money Laundering Laws, OFAC Laws, Anti-Corruption Laws and applicable Sanctions.

(h) Inspection of Books and Records. The Partnership will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Issuer, Guarantor or Restricted Subsidiary, as applicable. The Partnership will, and will cause each of its Restricted Subsidiaries to, permit representatives and independent contractors of the Representative to visit and inspect any of their respective properties, to examine their respective company, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective managers, directors, officers, and independent public accountants, all at the expense of the Partnership and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Partnership; provided, however, when an Event of Default has occurred and is continuing, the Representative may do any of the foregoing at any time during normal business hours and without advance notice.

(i) Environmental Laws.

(i) The Partnership will, and will cause each of its Restricted Subsidiaries to, comply with all applicable Environmental Laws and maintain all environmental, health and safety permits, licenses, registrations and authorizations necessary for its operations and will maintain such in full force and effect except where such noncompliance or the failure to maintain such permits, licenses, registrations and authorizations would not reasonably be expected to have a Material Adverse Effect. The Partnership will, and will cause each of its Restricted Subsidiaries to, promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release of any Hazardous Material on, under, about or from any of the Properties of the Partnership and its Restricted Subsidiaries, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect.

17

(ii) The Partnership will, and will cause each of its Restricted Subsidiaries to, establish and implement, such procedures as may be reasonably necessary to continuously determine and assure that the Partnership’s obligations under this Section  5(i)(ii) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(iii) The Partnership will, and will cause each of its Restricted Subsidiaries to, promptly furnish to the Representative all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by the Partnership or any of its Restricted Subsidiaries, or of which it has notice, pending or threatened against such Issuer, Guarantor or any of the Restricted Subsidiaries, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses, registrations or authorizations related to Environmental Laws in connection with its ownership or use of its properties or the operation of its business, except where any such alleged violations or incidents of non-compliance would not, individually or in the aggregate, result in a penalty, assessment, fine or other cost or liability exceeding $2.0 million.

(iv) The Partnership will, and will cause each of its Restricted Subsidiaries to, promptly furnish to the Representative all requests for information, notices of claim, demand letters, and other notifications, received by the Partnership or any of its Restricted Subsidiaries in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Materials at any location, except where any such alleged responsibility would not, individually or in the aggregate, result in a penalty, assessment, fine or other cost or liability exceeding $2.0 million.

(j) Phase I Reports. In the event such is obtained in connection with the acquisition of Oil and Gas Properties directly or indirectly through a subsidiary or otherwise, the Partnership shall deliver to the Representative a copy of a Phase I Report covering such Oil and Gas Properties, and in the event such is not obtained, the Partnership will provide a Phase I Report upon request by the Representative and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Representative of any Governmental Authority), in connection with any future acquisition of any Oil and Gas Properties.

18

(k) Margin Stock. The Partnership will not and will not permit any of its Restricted Subsidiaries to use any portion of the proceeds from the sale of the Notes, directly or indirectly, xxx) to purchase or carry Margin Stock in violation of Regulation U, xxxi) to repay or otherwise refinance indebtedness of the Partnership or any of its Restricted Subsidiaries, any Subsidiary or others incurred to purchase or carry Margin Stock in violation of Regulation U or xxxii) to extend credit for the purpose of purchasing or carrying any Margin Stock. If requested by the Representative, the Issuers will furnish to the Trustee and the Purchasers a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U or Regulation X of the FRB, as the case may be.

(l) Amendments to Organization Documents. The Partnership will not and will not permit any of its Restricted Subsidiaries to alter, amend or modify in any manner materially adverse to the Holders any of its Organization Documents.

(m) Accounting Changes. Except as expressly permitted by the Representative, the Partnership will not and will not permit any of its Restricted Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Partnership or any of its Restricted Subsidiaries.

(n) ERISA Compliance. Except as would not reasonably be expected to result in a Material Adverse Effect, the Partnership will not and will not permit any of its Restricted Subsidiaries to, at any time:

(i) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Issuer, Guarantor or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(ii) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Partnership or any of its Restricted Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto;

(iii) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan;

(iv) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Partnership or any of its Restricted Subsidiaries or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA;

19

(v) incur, or permit any ERISA Affiliate to incur, an ERISA Event;

(vi) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Partnership or any of its Restricted Subsidiaries or with respect to any ERISA Affiliate of the Partnership or any of its Restricted Subsidiaries if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan with respect to which such Person has an outstanding withdrawal liability under Section 4201 or 4202 of ERISA, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(vii) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, or 4204 of ERISA;

(viii) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, that provides retiree benefits to former employees of such entities (other than coverage mandated by applicable law), that may not be terminated by such entities in their sole discretion at any time without any material liability; and

(ix) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that such the Partnership or any of its Restricted Subsidiaries or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code or establish or contribute to, or permit an ERISA Affiliate to establish or contribute to, a Pension Plan or a Multiemployer Plan.

(o) Mortgages and Opinions. Within 60 days of the Closing Date (or such later date as the Representative may agree in its sole discretion), the Breitburn Parties will xxxiii) execute and deliver Mortgages in form and substance reasonably satisfactory to the Representative and the Collateral Agent in favor of the Collateral Agent on their respective Oil and Gas Properties as required by the Indenture, including, for the avoidance of doubt, (x) those Mortgages as described on Schedule  5 under the heading “Mortgages” and (y) Mortgages on the Permian Basin Properties and xxxiv) cause such Mortgages to be filed in the proper recorders’ offices or appropriate public records and pay the mortgage recording fees and taxes in respect thereof and otherwise comply with the formal requirements of state law applicable to the recording of real estate mortgages generally with respect to the Mortgages. On the date that each such Mortgage is so filed or recorded, the Company shall cause to be delivered to the Collateral Agent and the Representative favorable opinions of counsel for the Breitburn Parties in form and substance reasonably satisfactory to the Representative.

20

(p) Control Agreements. Within 60 days of the Closing Date (or such later date as the Representative may agree in its sole discretion), the Breitburn Parties shall execute and deliver to the Collateral Agent the Control Agreements as described on Schedule  5 under the heading “Control Agreements” in form and substance reasonably satisfactory to the Representative and the Collateral Agent.

(q) Insurance. Within 60 days of the Closing Date (or such later date as the Representative may agree in its sole discretion), the Breitburn Parties shall deliver, or cause to be delivered, to the Collateral Agent such certificates and endorsements to insurance policies in accordance with the Indenture (or as the Representative may otherwise agree) and as otherwise described on Schedule  5 under the heading “Insurance Certificates and Endorsements” in form and substance reasonably satisfactory to the Representative and the Collateral Agent.

6. Expenses; Indemnification. Each of the Breitburn Parties agrees, jointly and severally, to pay and reimburse each Purchaser, Representative and their Related Parties in full for all costs, expenses, fees (including the reasonable fees, charges and disbursements of outside counsel and advisors for the Purchasers and Representative and any fees and expenses incurred exercising their rights under any Transaction Document) (provided that if the transactions contemplated by this Agreement are not consummated, the Breitburn Parties shall not be liable for amounts in excess of $750,000 (the “Dead Deal Reimbursement Amount”) unless the condition set forth in either Section 7(h) or Section 7(i) has not been satisfied by the Drop Dead Date (a “Bank Condition Failure”) the and taxes incident to and in connection with b) the authorization, issuance, sale and delivery of the Securities and any taxes payable in that connection; c) the production and distribution of this Agreement, any supplemental agreement among Purchasers, and any other related documents in connection with the offering, purchase, sale and delivery of the Notes; d) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (in the case of amendments, modifications or waivers, whether or not the transactions contemplated thereby shall be consummated) and creating, documenting and perfecting the security interests in the Collateral as contemplated by the Collateral Documents (including the reasonable related fees and out-of-pocket expenses of counsel for the Purchasers for all periods prior to and after the Closing Date); e) the performance by the Breitburn Parties of their other obligations under this Agreement; and f) the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents, including its rights under this Section  6 and all expenses incurred during any workout, restructuring or negotiations in respect of such Notes. Each of the Breitburn Parties agrees, jointly and severally, to indemnify the Purchasers, Representative and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Breitburn Party arising out of, in connection with, or as a result of, any actual, threatened or prospective claim, litigation, investigation or proceeding relating to i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, ii) any Note (or the use or proposed use of the proceeds therefrom), or iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Breitburn Entity, or any Environmental Liability related in any way to any Breitburn Entity, whether based on contract, tort or any other theory, whether brought by a third party or by any Breitburn Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Breitburn Party against an Indemnitee for breach in bad faith of such Indemnitee’s material obligations hereunder or under any other Transaction Document, if the Breitburn Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates. This covenant shall survive any termination of this Agreement.

21

7. Conditions of Purchasers’ Obligations to Purchase the Notes. The several and not joint obligations of the Purchasers hereunder to purchase the Notes in accordance with the provisions herein are subject to the accuracy, when made on the Closing Date, of the representations and warranties of the Breitburn Parties contained herein and each other Transaction Document, to the performance by the Breitburn Parties of their respective obligations hereunder and each other Transaction Document, and to each of the following additional terms and conditions:

(a) All corporate, partnership and limited liability company proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Transaction Documents, the Notes, and all other legal matters relating to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby shall be reasonably satisfactory to counsel to the Purchasers, and the Breitburn Parties shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(b) The Purchasers shall have received a certificate of the secretary, assistant secretary or a Proper Officer with similar responsibilities of each Breitburn Party, or in the event that such Breitburn Party is a limited partnership, of such Person’s general partner, certifying that as of the Closing Date: (i) resolutions of its board of directors or members (or equivalent governing body), authorizing the transactions contemplated hereby; (ii) the names and genuine signatures of the Proper Officers of such Person, authorized to execute, deliver and perform, as applicable, the Indenture, the Notes, the Collateral Documents, and all other Note Documents to be delivered by such Person; (iii) the Organization Documents of such Person as in effect as of the Closing Date; (iv) the good standing certificate for such Person, from its state of incorporation, formation or organization, as applicable, dated as of a recent date; (v) as may be reasonably required by the Purchasers, certificate(s) of authority for such Person from states wherein such Person is required to be qualified to conduct business, evidencing such Person’s qualification to do business in such state, dated as of a recent date and (vi) since December 31, 2014, no change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

22

(c) Vinson & Elkins L.L.P. shall have furnished to the Purchasers its written opinion, as counsel to the Issuers and Guarantors, addressed to the Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Purchasers.

(d) Mike, Meyers, Beckett & Jones PLLC shall have furnished to the Purchasers its written opinion, as Michigan local counsel to Beaver Creek Pipeline, L.L.C., a Michigan limited liability company, Mercury Michigan Company, LLC, a Michigan limited liability company, Terra Energy Company LLC, a Michigan limited liability company, and Terra Pipeline Company, a Michigan limited liability company, addressed to the Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Purchasers.

(e) The Partnership shall have furnished or caused to be furnished to the Purchasers, a certificate, dated as of the Closing Date, signed on its behalf by the Chief Executive Officer and the Chief Financial Officer of the General Partner, or other officers satisfactory to the Representative, as to such matters as the Representative may reasonably request, including, without limitation, statements that (i) the representations, warranties and agreements of the Breitburn Parties in Section  1 are true and correct on and as of the Closing Date, and the Breitburn Parties have complied with all their agreements contained herein and satisfied all the conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date and (ii) each of the Partnership and the Operating LP is Solvent and the Breitburn Parties and their Subsidiaries, on a consolidated basis, are Solvent.

(f) Each of the Breitburn Parties shall have furnished to counsel for the Purchasers a duly executed copy of each Note, the Indenture, each other Transaction Document and the Preferred Equity Series B Documentation, in each case, in form and substance reasonably acceptable to the Purchasers; provided that the Indenture shall be substantially identical to that certain Indenture, dated as of January 13, 2012, by and among the Partnership, Breitburn Finance, the guarantors named therein and U.S. Bank National Association, as trustee, with changes and modifications to reflect the terms agreed to in the Description of Notes, to otherwise reflect the second lien nature of the financing contemplated hereunder and thereunder and to otherwise reflect any matters mutually agreed to by the parties thereto. “Preferred Equity Series B Documentation” means the Partnership Limited Partnership Agreement, the Series B Preferred Unit Purchase Agreement, the Registration Rights Agreement and the Board Representation Agreement, each dated as of the Closing Date.

(g) The Preferred Series B Issuance shall have occurred, or substantially simultaneously with the purchase of the Notes hereunder, shall occur, in accordance with the terms of the Preferred Equity Series B Documentation. “Preferred Equity Series B Issuance” means the issuance by Partnership of its Series B Perpetual Convertible Preferred Units in an aggregate amount of $350,000,000, which such issuance is to occur on the terms set forth in the Preferred Equity Series B Documentation.

23

(h) The Purchasers shall have received a duly executed copy of that certain First Amendment to Credit Agreement, in form and substance reasonably satisfactory to the Purchasers (it being understood and agreed that the draft of the First Amendment to Credit Agreement circulated by counsel to Wells Fargo Bank, National Association at approximately 2:00 p.m., New York City time, on March 26, 2015, is deemed to be satisfactory to the Purchasers), which such First Amendment to Credit Agreement shall, substantially contemporaneous herewith, be fully effective.

(i) The Purchasers shall have received a duly executed copy of that certain Intercreditor Agreement, in form and substance reasonably satisfactory to the Purchasers (it being understood and agreed that the draft of the Intercreditor Agreement circulated by counsel to Wells Fargo Bank, National Association at approximately 2:32 p.m., New York City time, on March 26, 2015, is deemed to be satisfactory to the Purchasers).

(j) The Issuers shall repay, substantially simultaneously with the sale and purchase of the Notes, the principal amount of loans outstanding under the Credit Facility in an amount no less than $937,500,000 funded with the proceeds from the sale and purchase of the Notes and the Preferred Equity Series B Issuance.

(k) Since December 31, 2014, there shall not have been any change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) Upon giving effect to the Transactions contemplated to occur hereunder, no Default or Event of Default will exist under iv) any indenture to which any Breitburn Party is a party or under any notes issued pursuant thereto or v) the Credit Facility or ancillary document to which any Breitburn Party is a party or under any notes issued pursuant thereto.

(m) Except for those items described on Schedule  5 under the headings “Mortgages” and “Control Agreements”, which are required to be delivered within 60 days of the Closing Date (or such later date as the Representative may agree in its sole discretion), all documents and instruments required to perfect the Collateral Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in the proper form for filing, including, without limitation, UCC-1 financing statements as described on Schedule 1(z).

(n) The Issuers shall have paid the fees and expenses of the Collateral Agent, Trustee, the Purchasers and the Representative required to be paid under the terms hereof or any other Transaction Document, the Preferred Equity Series B Documentation or fee letter, including reasonable fees and out-of-pocket expenses of counsel thereof to the extent a written estimate has been delivered to the Partnership at least three (3) Business Day prior to the Closing Date.

24

(o) On or prior to the Closing Date, the Breitburn Parties shall have furnished to the Purchasers such further documents, instruments and certificates as the Purchasers may reasonably request, including, without limitation, those set forth on the closing checklist delivered in connection herewith.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Purchasers.

8. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to the Purchasers, shall be delivered or sent by mail, overnight courier or facsimile transmission to (i) EIG Redwood Debt Aggregator, LP c/o EIG Management Company, LLC, Three Allen Center, 333 Clay Street, Suite 3500, Houston, TX 77002, Attention: Clayton Taylor, along with copies (which shall not constitute notice) to Richard Aftanas, Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022 (Fax: 212-446-4900) and John Pitts, Kirkland & Ellis LLP, 600 Travis Street, Suite 3300, Houston, TX 77002 (Fax: 713-835-3601) and (ii) Anchorage Capital Partners, L.P. c/o Anchorage Capital Group, L.L.C., 610 Broadway, 6th Floor, New York, New York, 10012, Attn: Legal, (Fax: 212-426-4601) with a copy to Ken Ziman, Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, NY 10036, (Fax: (917) 777-3310) and Michelle Gasaway, Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, CA 90071 (Fax: (213) 621-5122);

(b) if to the Representative, shall be delivered or sent by mail, overnight courier or facsimile transmission to EIG Redwood Debt Aggregator, LP c/o EIG Management Company, LLC, Three Allen Center, 333 Clay Street, Suite 3500, Houston, TX 77002, Attention: Clayton Taylor, along with copies (which shall not constitute notice) to Richard Aftanas, Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022 (Fax: 212-446-4900) and John Pitts, Kirkland & Ellis LLP, 600 Travis Street, Suite 3300, Houston, TX 77002 (Fax: 713-835-3601); and

(c) if to any of the Breitburn Parties, shall be delivered or sent by mail, overnight courier or facsimile transmission to Breitburn Energy Partners LP, 515 South Flower Street, Suite 4800, Los Angeles, CA 90071, Attention: Gregory C. Brown (Fax: 213-225-5916), with a copy (which shall not constitute notice) to Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York 10103, Attention: Shelley A. Barber (Fax: 917-849-5353). Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Breitburn Parties each shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Purchasers by the Representative.

25

9. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Purchasers, the Breitburn Parties and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that g) the representations, warranties, indemnities and agreements of the Breitburn Parties contained in this Agreement shall also be deemed to be for the benefit of the directors, officers and employees of the Purchasers and each person or persons, if any, controlling any Purchaser within the meaning of Section 15 of the Securities Act, h) the expense reimbursement and indemnities contained in this Agreement shall also be deemed to be for the benefit of the Related Parties of the Purchasers and Representative and (c) the payment provision of Section 4(c) shall also be deemed to be for the benefit of the Holders. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section  11, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein; provided, however, it is agreed that any inaccuracy of a representation or warranty and any failure of a covenant shall result in a Default or Event of Default, as the case may be, under the Indenture in accordance with the terms thereof.

10. Survival. The respective representations, warranties and agreements of the Breitburn Parties and the Purchasers contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, unless and until this agreement is terminated in accordance with Section 18, except for the provisions set for in this Section 10 and Section 4(c), Section 6, Section 11, Section 12 and Section 19 of this Agreement, which shall survive termination.

11. Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the federal and state courts located in New York County, New York, including the United States District Court for the Southern District of New York, in connection with any claim brought with respect to this Agreement or related matter and waives any right to claim such forum would be inappropriate, including concepts of forum non conveniens. Time is of the essence in this Agreement.

12. Waiver of Jury Trial. Each of the Breitburn Parties and each of the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

13. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Breitburn Parties, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients.

26

14. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

15. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

16. Successors and Assigns.

(a) This Agreement shall be binding upon the Purchasers and the Breitburn Parties and their successors and permitted assigns and any successor or assign of any substantial portion of the Breitburn Parties and any of the Purchasers’ respective businesses and/or assets; provided, however, no party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties hereto; provided, however, that, except as otherwise set forth below in Section 16(b), nothing in this Section 16(a) shall restrict the ability or the right of the Purchasers to transfer or assign the Notes.

(b) Notwithstanding anything to the contrary set forth herein or in any other Note Document (including the Indenture), EIG shall at all times own and hold at least 50.1% of the outstanding principal amount of the Notes (the “Minimum Holding Requirement”); provided that upon a bankruptcy or insolvency Event of Default, EIG may assign or transfer all or any portion of its Notes without regard to the Minimum Holding Requirement and without the consent of the Partnership or any other person.

(c) Any assignment or transfer in violation of this Section shall be null and void ab initio.

17. Confidentiality. No Purchaser shall, directly or indirectly, disclose to any person any Confidential Information received from the Breitburn Parties, their Affiliates or their representatives in any form, whether acquired prior to or after the Closing Date, relating to the Breitburn Parties; provided, however, that Confidential Information does not include information that (i) is or becomes generally available to the public other than (a) as a result of a disclosure by the Purchaser in violation of this Agreement or (b) in violation of a confidentiality obligation to the Breitburn Parties known to the Purchaser, (ii) is or becomes available to the Purchaser on a non-confidential basis from a source not known to have an obligation of confidentiality to the Breitburn Parties, (iii) was already known to the Purchaser at the time of disclosure, or (iv) is independently developed by the Purchaser. Notwithstanding the foregoing, a Purchaser may disclose any information relating to the business and operations of the Breitburn Parties (i) to its Affiliates and to its and its Affiliates’ directors, officers, employees, advisory committee members, investment committee members, limited partners, investors and legal counsel (the “Permitted Recipients”) to whom such disclosure is necessary and who in each case either (1) acknowledge that they are bound by the confidentiality provisions of this Agreement and the Confidentiality Agreements or (2) are bound by confidentiality obligations to the Purchaser or its Affiliates that are at least as stringent as the confidentiality provisions of this Agreement and the Confidentiality Agreements, and in each case the Purchasers shall use reasonable best efforts to cause such Permitted Recipients to keep any such information confidential, (ii) as required by applicable law or any securities exchange or market rule; (iv) as may be requested or required by any Governmental Authority (provided that such Purchaser first notifies the Partnership and gives the Partnership the opportunity to contest such request or requirement, in each case as permitted by applicable law; or (v) except with prior notice of such request for disclosure to, and consent of, the Partnership (which consent may be withheld in the Partnership’s sole discretion). “Confidential Information” means all information received from the Partnership or any of its Subsidiaries relating to Partnership or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Representative or any Purchaser on a non-confidential basis prior to disclosure by the Purchaser or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. “Confidentiality Agreements” means that certain letter agreement by and between EIG Management Company, LLC and the General Partner, dated as of January 26, 2015, and that certain letter agreement by and between Anchorage Capital Group, L.L.C. and the General Partner, dated as of March 3, 2015.

27

18. Termination.

(a) In the event the Closing Date does not occur by 11:59 p.m. on April 30, 2015 Houston, Texas time (the “Drop Dead Date”), this Agreement shall automatically terminate and be of no further force and effect, except Section 6, Section 10, Section 11, Section 12 and Section 19 which shall survive termination.

(b) In the event that the Closing Date occurs and EIG at any time holds less than 50.1% of the outstanding principal amount of the Notes, this agreement shall terminate and be of no further force and effect except as set forth in Section 10 above.

19. Valuation of Notes.  The Partnership shall enter into or have put into effect, on or prior to the Closing Date, and shall maintain in effect at all times an agreement with an investment bank (the “Valuation Firm”) pursuant to which such Valuation Firm shall value the Notes, in accordance with customary market practices, on a monthly basis.  This covenant shall survive any termination of this Agreement until such time as all of Notes shall have otherwise ceased to be outstanding.

20. Several and Not Joint; No Fiduciary. The parties hereto hereby agree and understand that the obligations of the Purchasers hereunder are several and not joint. The Representative has no duties or obligations except those expressly set forth herein and shall not be subject to any fiduciary or other implied duties and shall not be liable for any action taken or not taken by it.

21. Dead Deal Reimbursement Amount. In the event the transactions contemplated by this Agreement are not consummated (other than on account of a Bank Condition Failure), the Purchasers agree that the Dead Deal Reimbursement Amount will be allocated (i) 75.00% to EIG Redwood Debt Aggregator, LP and (ii) 25.00% to Anchorage Capital Partners, L.P. and ACMO BBEP, L.P.

28

If the foregoing correctly sets forth the agreement among the Breitburn Parties and the Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

29

ISSUERS

BREITBURN ENERGY PARTNERS LP

By:	Breitburn GP LLC,
its general partner

/s/ James G. Jackson
Name:	James G. Jackson
Title:	Executive Vice President and
Chief Financial Officer

BREITBURN OPERATING LP

By:	Breitburn Operating GP LLC,
its general partner

/s/ James G. Jackson
Name:	James G. Jackson
Title:	Executive Vice President and
Chief Financial Officer

BREITBURN FINANCE CORPORATION

/s/ James G. Jackson
Name:	James G. Jackson
Title:	Chief Financial Officer

[Signature Page to Purchase Agreement]

GUARANTORS

ALAMITOS COMPANY
BEAVER CREEK PIPELINE, L.L.C.
GTG PIPELINE LLC
MERCURY MICHIGAN COMPANY, LLC
PHOENIX PRODUCTION COMPANY
QRE GP, LLC
TERRA ENERGY COMPANY LLC
TERRA PIPELINE COMPANY LLC

By:		/s/ James G. Jackson
	Name:	James G. Jackson
	Title:	Chief Financial Officer

BREITBURN OPERATING GP LLC
BREITBURN GP LLC
BREITBURN MANAGEMENT COMPANY LLC

By:		/s/ James G. Jackson
	Name:	James G. Jackson
	Title:	Executive Vice President and Chief Financial Officer

BREITBURN FLORIDA LLC
BREITBURN OKLAHOMA LLC
BREITBURN SAWTELLE
BREITBURN TRANSPETCO GP LLC
BREITBURN TRANSPETCO LP LLC

By:	Breitburn Operating LP,
its sole member

By:	Breitburn Operating GP LLC,
its general partner

By:		/s/ James G. Jackson
	Name:	James G. Jackson
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Purchase Agreement]

QR ENERGY, LP

By:	QRE GP, LLC,
its general partner

By:		/s/ James G. Jackson
	Name:	James G. Jackson
	Title:	Chief Financial Officer

QRE OPERATING, LLC

By:	QR Energy, LP,
its sole member

By:	QRE GP, LLC,
its general partner

By:		/s/ James G. Jackson
	Name:	James G. Jackson
	Title:	Chief Financial Officer

TRANSPETCO PIPELINE COMPANY, L.P.

By:	Breitburn Operating LP,
on behalf of itself and as the sole member of
Breitburn Transpetco GP LLC, each a
general partner

By:	Breitburn Operating GP LLC,
its general partner

By:		/s/ James G. Jackson
	Name:	James G. Jackson
	Title:	Executive Vice President and
Chief Executive Officer

[Signature Page to Purchase Agreement]

Accepted:
EIG REDWOOD DEBT AGGREGATOR, LP

For itself and as Representative
of the several Purchasers named
in Schedule I hereto

EIG REDWOOD DEBT AGGREGATOR, LP
By:	EIG Redwood Aggregator GP, LLC, its general partner
By:	EIG Asset Management, LLC, its sole member

By:	/s/ Clayton Taylor
Name:	Clayton Taylor
Title:	Managing Director

By:	/s/ Richard Punches
Name:	Richard Punches
Title:	Managing Director

[Signature Page to Purchase Agreement]

By:	Anchorage Capital Partners, L.P.

By:	Anchorage Capital Group, L.L.C., as
investment manager

By:
/s/ Natalie A. Birrell
Name: Natalie A. Birrell
Title: Chief Operating Officer

By:	ACMO BBEP, L.P.

By:	Anchorage Capital Group, L.L.C., as
investment manager

By:
/s/ Natalie A. Birrell
Name: Natalie A. Birrell
Title: Chief Operating Officer

[Signature Page to Purchase Agreement]

Schedule I

Purchasers	Principal Amount of Notes
EIG Redwood Debt Aggregator, LP	$487,500,000
ACMO BBEP, L.P.	$99,807,500
Anchorage Capital Partners, L.P.	$62,692,500
Total	$650,000,000

I-1

Schedule II

GUARANTORS

Alamitos Company

Beaver Creek Pipeline, L.L.C.

Breitburn Finance Corporation

Breitburn Florida LLC

Breitburn GP LLC

Breitburn Management Company LLC

Breitburn Oklahoma LLC

Breitburn Operating GP LLC

Breitburn Sawtelle LLC

Breitburn Transpetco GP LLC

Breitburn Transpetco LP LLC

GTG Pipeline LLC

Mercury Michigan Company, LLC

Phoenix Production Company

QR Energy, LP

QRE GP, LLC

QRE Operating, LLC

Terra Energy Company LLC

Terra Pipeline Company LLC

Transpetco Pipeline Company, L.P.

II-1

Schedule III

BREITBURN ENTITIES

Alamitos Company

Beaver Creek Pipeline, L.L.C.

Breitburn Energy Partners LP

Breitburn Florida LLC

Breitburn GP LLC

Breitburn Management Company LLC

Breitburn Oklahoma LLC

Breitburn Operating GP LLC

Breitburn Operating LP

Breitburn Sawtelle LLC

Breitburn Transpetco GP LLC

Breitburn Transpetco LP LLC

GTG Pipeline LLC

Mercury Michigan Company, LLC

Phoenix Production Company

QR Energy, LP

QRE GP, LLC

QRE Operating, LLC

Terra Energy Company LLC

Terra Pipeline Company LLC

Transpetco Pipeline Company, L.P.

III-1

Schedule IV

CERTAIN DEFINED TERMS

Terms used herein but not otherwise defined shall have the meanings as set forth below:

“Affiliate” shall have the meaning assigned to such term in the Description of Notes.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Partnership or any of its respective subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism and Money Laundering Laws” means any of the following i) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the associated Global Terrorism Sanctions Regulation (Title 31, Part 594 of the US Code of Federal Regulations), ii) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), iii) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), iv) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), v) the PATRIOT Act, vi) the US Money Laundering Control Act of 1986, vii) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., viii) Laundering of Monetary Instruments, 18 U.S.C. Section 1956, ix) engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. Section 1957, x) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), xi) any other similar federal Requirement of Law having the force of law and relating to money laundering, terrorist acts or acts of war and xii) any regulations promulgated under any of the foregoing.

“Board of Directors” shall have the meaning assigned to such term in the Description of Notes.

“Board Representation Agreement” means the Board Representation and Standstill Agreement, dated as of the Closing Date, among the Partnership, Breitburn GP LLC, and the purchasers of the Series B Perpetual Convertible Preferred Units party thereto.

“Business Day” shall have the meaning assigned to such term in the Description of Notes.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Issuer, Guarantor or any of their respective Restricted Subsidiaries with a fair market value in excess of $20,000,000.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Consolidated Subsidiaries” of the Partnership means all Restricted Subsidiaries and Unrestricted Subsidiaries that are consolidated in accordance with GAAP.

IV-1

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Credit Facility” means the Third Amended and Restated Credit Agreement, dated November 19, 2014, by and among the Operating LP, as borrower, the Partnership, as parent guarantor, the subsidiary guarantors, each of the financial institutions from time to time party thereto and Wells Fargo Bank, N.A., as administrative agent (as amended, amended and restated, supplemented or otherwise modified).

“Default” shall have the meaning assigned to such term in the Description of Notes.

“Description of Notes” shall mean the Description of Notes attached hereto as Exhibit A.

“EIG” means one or more funds managed or advised by EIG Management Company, LLC or its controlled Affiliates and Subsidiaries.

“Environmental Laws” means all material federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all material administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case having the force and effect of law and relating to environmental, health, and safety matters.

“Equity Interests” shall have the meaning assigned to such term in the Description of Notes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Issuer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means xiii) a Reportable Event with respect to a Pension Plan; xiv) a withdrawal by Breitburn Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; xv) a complete or partial withdrawal by the Breitburn Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; xvi) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; xvii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or xviii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Partnership or any ERISA Affiliate.

IV-2

“Event of Default” shall have the meaning assigned to such term in the Description of Notes.

“Excess Fee Percentage” shall mean, as of any date on which a payment of an Additional First Lien Fee is made, the excess, if any of (x) the aggregate Fee Percentage in respect of all such Additional First Lien Fee payments made during the one-year period ending on such date less (y) 2.00%.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” shall have the meaning assigned to such term in the Description of Notes.

“Fee Percentage” means, in the context of an Additional First Lien Fee payment, a percentage determined by dividing (x) the amount of such payment by (y) the outstanding principal amount of Indebtedness incurred (and Commitments outstanding) under the Permitted Credit Facility as of the date of such payment and multiplying the result by 100% and (ii) in the context of an aggregation of such payments, the aggregate of the Fee Percentages for each Additional First Lien Fee payment made during the one-year period ending on such date.

“First Amendment to Credit Agreement” means the First Amendment to the Third Amended and Restated Credit Agreement, dated as of the Closing Date, by and among the Operating LP, the Partnership, the subsidiary guarantors, each of the financial institutions required to be a party thereto and Wells Fargo Bank, N.A., as administrative agent.

“Foreign” means organized under the laws of a jurisdiction other than the United States or a political subdivision thereof.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” shall have the meaning assigned to such term in the Description of Notes.

“General Partner” means Breitburn GP LLC.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing and including the European Union and the European Central Bank.

“Hazardous Materials” means any substance regulated or as to which liability might arise under any applicable Environmental Law, including as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import, and including: xix) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and xx) radioactive materials, asbestos containing materials in a friable condition or polychlorinated biphenyls.

IV-3

“Hedging Contracts” means, with respect to any specified Person:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates,

and in each case are entered into only in the normal course of business and not for speculative purposes.

“Holder” shall have the meaning assigned to such term in the Description of Notes.

“Indebtedness” shall have the meaning assigned to such term in the Description of Notes.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Lien” shall have the meaning assigned to such term in the Description of Notes.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Material Adverse Effect” means (i) for purposes of the Closing Date (including, without limitation, for making representations and warranties on the Closing Date), any change, event or effect that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), liabilities, results of operations, properties or business of the Breitburn Parties, taken as a whole, provided, however, that a Material Adverse Effect shall exclude any change, event or effect resulting from, arising out of or relating to (a) changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world; (b) changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices); (c) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom; (d) the existence or occurrence of war, acts of war, terrorism or similar hostilities; (e) compliance with the terms of, or the taking of any action required by, this Agreement and the Series B Preferred Unit Purchase Agreement;  (f) changes in accounting requirements or principles imposed upon any Breitburn Party or their respective businesses or any changes in applicable law, or the interpretation thereof, other than a change that would result in the Partnership being treated as a corporation for federal tax purposes; and (g) changes in the market price of the Common Units (as defined in the Series B Preferred Unit Purchase Agreement);  except to the extent such changes, events or effects in the cases of clauses (a), (b), and (d) above materially and disproportionately affect the Breitburn Parties relative to other participants in the industry or industries in which the Breitburn Parties operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Material Adverse Effect has occurred) and (ii) for all purposes after the Closing Date, xxi) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Breitburn Parties taken as a whole, including any material adverse change in reserve estimates of the Oil and Gas Properties of the Breitburn Parties taken as a whole; xxii) a material impairment of the ability of any Breitburn Party to perform its material obligations under the Transaction Documents; or xxiii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Breitburn Party (or, in the case of the Intercreditor Agreement, against any party thereto other than the trustee or collateral agent) of any material Transaction Document.

IV-4

“Mortgaged Property” shall have the meaning assigned to such term in the Description of Notes without giving effect to the proviso thereto.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which a Breitburn Party or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Note Document” shall have the meaning assigned to such term in the Description of Notes.

“Obligations” shall have the meaning assigned to such term in the Description of Notes.

“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“Oil and Gas” means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

“Oil and Gas Properties” shall have the meaning assigned to such term in the Description of Notes.

IV-5

“Organization Documents” means xxiv) for any corporation: the articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of the shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; xxv) for any limited liability company: the articles of organization, the regulations or operating agreement, certificate of organization and all applicable resolutions of the members of such company; and xxvi) for any limited partnership: the limited partnership agreement and all Organization Documents for its general partner, as any of the foregoing have been amended or supplemented from time to time.

“Partnership Limited Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership Agreement of the Partnership dated as of the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which a Breitburn Party or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Permian Basin Properties” shall have the meaning assigned to such term in the Description of Notes.

“Permitted Credit Facility” shall have the meaning assigned to such term in the Description of Notes.

“Permitted Liens” shall have the meaning assigned to such term in the Description of Notes.

“Person” shall have the meaning assigned to such term in the Description of Notes.

“Phase I Report” means a report detailing the findings of an environmental site assessment conducted by a qualified third party that satisfies the standards set forth in the current American Standards and Testing Materials designated protocol for Phase I Environmental Site Assessments, E1527-13, or any subsequent edition thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan, which any Breitburn Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Priority Lien Collateral Agent” shall have the meaning assigned to such term in the Description of Notes.

“Priority Lien Document” shall have the meaning assigned to such term in the Description of Notes.

IV-6

“Priority Lien Debt” shall have the meaning assigned to such term in the Description of Notes.

“Proper Officer” of a Person means any chief executive officer or co-chief executive officer, president, vice president with responsibility for financial matters, chief financial officer or treasurer of xxvii) such Person, if such Person is a corporation or limited liability company, or xxviii) the general partner of such Person, if such Person is a partnership.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Quarterly Status Report” for a fiscal quarter means a status report prepared quarterly by the Issuers in form reasonably acceptable to the Representative, setting forth as of the last day of each month during such quarter xxix) detailing production from the Oil and Gas Properties, the volumes of Oil and Gas produced and saved, the volumes of Oil and Gas sold, gross revenue, net income, related leasehold operating expenses, severance taxes, other taxes, capital costs and any production imbalances incurred during such period, xxx) information concerning any Hedge Contracts entered into by any Issuer, Guarantor or their respective Restricted Subsidiaries, and xxxi) such additional information with respect to any of the Oil and Gas Properties as may be reasonably requested by the Representative.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, between the Partnership and the purchasers of the Series B Perpetual Convertible Preferred Units party thereto.

“Regulation U” and “Regulation X” means Regulation U and Regulation X, respectively, of the FRB from time to time in effect and shall include any successor or other regulations or official interpretations of the FRB relating to the subject matter addressed therein.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, dispersing, disposing, or migrating.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserve Engineer” means each of xxxii) Netherland, Sewell and Associates, Inc., xxxiii) Cawley Gillespie and Associates, Inc., xxxiv) Schlumberger Limited, xxxv) Miller and Lents, LTD and xxxvi) any other independent oil and natural gas reserve engineers selected by the Issuers in accordance with the Credit Facility.

“Reserve Report” shall have the meaning assigned to such term in the Description of Notes.

IV-7

“Restricted Subsidiary” shall have the meaning assigned to such term in the Description of Notes.

“Sanctioned Country” means, at any time, a country or territory which itself is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, xxxvii) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, xxxviii) any Person operating, organized or resident in a Sanctioned Country or xxxix) any Person owned or controlled by any such Person or the Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by xl) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or xli) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means each Purchaser, the Collateral Agent, the Trustee and each other Person constituting a “secured party” pursuant to any Collateral Document.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Preferred Unit Purchase Agreement” means the Series B Preferred Unit Purchase Agreement, dated as of the Closing Date, by and among the Partnership and the purchasers of the Series B Perpetual Convertible Preferred Units party thereto.

“Solvent” means, as to any Person at any time, that xlii) the fair value of all of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; xliii) the present fair salable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; xliv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and xlv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subsidiary” shall have the meaning assigned to such term in the Description of Notes.

“Transaction Documents” means this Agreement, the Indenture, the Notes, the Guarantees, the Collateral Documents, the Intercreditor Agreement and each other agreement, document and instrument delivered in connection therewith.

“Unrestricted Subsidiary” shall have the meaning assigned to such term in the Description of Notes.

IV-8

SCHEDULE 1(g)

ERISA

None.

Schedule 1(g)

SCHEDULE 1(i)

TITLE TO PROPERTIES

1.	Outstanding Consents

a.	Oil and Gas Lease: Midland County, TX: Instrument #2013-9598; Lessor: Bank of America, N.A. and Jeffrey W. Foltz as Co-Trustees for the Allie Gayle Davison Trust #2; Property Description S/120 acres of NW/4, Section 32, Block 36, T-1-S

b.	Oil and Gas Lease: Midland County, TX: Instrument #2013-9599; Lessor: Bank of America, N.A., Jeffrey W. Foltz and William C. Bynum, Co-Trustees under the will of Leland Donald Davison, deceased; Property Description S/120 acres of NW/4, Section 32, Block 36, T-1-S

c.	Oil and Gas Lease: Midland County, TX: Volume 232, Page 214; Lessor: Bank of America, N.A., Trustee of Florence Marie Hall Trust, Property Description S/2 NW/4, NE/4 and 20.5 acres in the SW/4 of Section 17, Block 35, T-1-S, T&P Ry.Co. Survey

d.	Walter D. Proffitt and Charlotte V. Paxton executed in favor of Magnolia Pipe Line Company an easement for one pipeline and other purposes through the Southwest Quarter of Section 17, Township 5 North, Range 15 East. Texas County, Oklahoma. Said easement was recorded in Volume 352, at Page 93, Deed Records of Texas County, Oklahoma

e.	H. Virginia Roose executed in favor of Magnolia Pipe Line Company an easement for one pipeline and other purposes through the Southeast Quarter of Section 17, Township 5 North, Range 15 East. Texas County, Oklahoma. Said easement was recorded in Volume 352, at Page 93, Deed Records of Texas County, Oklahoma

Schedule 1(i)

SCHEDULE 1(m)

TAXES

None.

Schedule 1(m)

SCHEDULE 1(o)

ENVIRONMENTAL MATTERS

None.

Schedule 1(o)

SCHEDULE 1(s)

SUBSIDIARIES AND UNRESTRICTED SUBSIDIARIES

Direct Subsidiaries of the Parent	Total Percentage
Breitburn GP LLC, a Delaware limited liability company	100%
Breitburn Finance Corporation, a Delaware corporation	100%
Breitburn Operating LP, a Delaware limited partnership	100%
Breitburn Operating GP LLC, a Delaware limited liability company	100%
Breitburn Management Company LLC, a Delaware limited liability company	100%

Subsidiaries of the Company	Total Percentage
Alamitos Company, a California corporation	100%
Beaver Creek Pipeline, L.L.C., a Michigan limited liability company	100%
Breitburn Florida LLC, a Delaware limited liability company	100%
Breitburn Oklahoma LLC, a Delaware limited liability company	100%
Breitburn Sawtelle LLC, a Delaware limited liability company, formally Breitburn Fulton LLC	100%
Breitburn Transpetco GP LLC, a Delaware limited liability company	100%
Breitburn Transpetco LP LLC, a Delaware limited liability company	100%
GTG Pipeline LLC, a Virginia limited liability company	100%
Mercury Michigan Company, LLC, a Michigan limited liability company	100%
Phoenix Production Company, a Wyoming corporation	100%
Terra Energy Company LLC, a Michigan limited liability company	100%

Schedule 1(s)

Terra Pipeline Company LLC, a Michigan limited liability company	100%
Transpetco Pipeline Company, LP, a Delaware limited partnership	Breitburn Operating LP 1 39% limited partnership interest 1% general partnership interest
QR Energy, LP, a Delaware limited partnership	100%
QRE Operating, LLC, a Delaware limited liability company	100%
QRE GP, LLC, a Delaware limited liability company	100%

Unrestricted Subsidiaries	Total Percentage
Breitburn Collingwood Utica LLC, a Delaware limited liability company	89%[2]
East Texas Salt Water Disposal Company, a Texas corporation	59%

Restricted Subsidiaries that are not Guarantors and Other Equity Investments	Total Percentage
Saginaw Bay Lateral Michigan Limited Partnership, a Michigan limited partnership	54%
Seal Beach Gas Processing Venture, a California joint venture	50%
Terra-Westside Processing Company, a Michigan general partnership	15%
Wilderness Energy Services Limited Partnership, a Michigan limited partnership	24.5%
Wilderness Energy, L.C., a Michigan limited liability company	50%
Wilderness-Chester Gas Processing Limited Partnership, a Michigan limited partnership	5.6385% limited partnership interests 0.10% general partnership interests
Wilderness-Chester LLC, a Michigan limited liability company	50%

(Please see attached organization charts)

1 Breitburn Transpetco LP LLC and Breitburn Transpetco GP LLC, each wholly owned subsidiaries of Breitburn

Operating LP, own a 59% limited partnership interest and 1% general partnership interest, respectively, in

Transpetco Pipeline Company, LP.

2 Remaining 11% is owned by Terra Energy Company, a wholly owned subsidiary of Breitburn Operating LP.

2

SCHEDULE 1(u)

HEDGING CONTRACTS

(Please see attached)

Schedule 1(u)

SCHEDULE 1(z)

PERFECTION REQUIREMENTS

A.	The filing of the following financing statements:

1.	UCC-1 Financing Statement naming Breitburn Energy Partners L.P., as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

2.	UCC-1 Financing Statement naming Breitburn Finance Corporation, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

3.	UCC-1 Financing Statement naming Breitburn Operating LP, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

4.	UCC-1 Financing Statement naming Breitburn Operating GP LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

5.	UCC-1 Financing Statement naming Breitburn GP LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

6.	UCC-1 Financing Statement naming Breitburn Management Company LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

7.	UCC-1 Financing Statement naming Breitburn Florida LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

8.	UCC-1 Financing Statement naming Breitburn Oklahoma LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

9.	UCC-1 Financing Statement naming Breitburn Sawtelle LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

10.	UCC-1 Financing Statement naming Breitburn Transpetco GP LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

Schedule 1(z)

11.	UCC-1 Financing Statement naming Breitburn Transpetco LP LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

12.	UCC-1 Financing Statement naming Transpetco Pipeline Company, L.P., as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

13.	UCC-1 Financing Statement naming QR Energy, LP, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

14.	UCC-1 Financing Statement naming QRE GP, LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

15.	UCC-1 Financing Statement naming QRE Operating, LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware.

16.	UCC-1 Financing Statement naming Beaver Creek Pipeline, L.L.C., as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Michigan.

17.	UCC-1 Financing Statement naming Mercury Michigan Company, LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Michigan.

18.	UCC-1 Financing Statement naming Terra Energy Company LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Michigan.

19.	UCC-1 Financing Statement naming Terra Pipeline Company LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Michigan.

20.	UCC-1 Financing Statement naming Phoenix Production Company, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of Wyoming.

21.	UCC-1 Financing Statement naming Alamitos Company, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Secretary of State of the State of California.

22.	UCC-1 Financing Statement naming GTG Pipeline LLC, as debtor, and U.S. Bank, National Association, as secured party, to be filed in the Office of the Clerk of the State Corporation Commission of Virginia.

Schedule 1(z)

B.	The recordation of mortgages for each property listed in Schedule 5 hereto.

C.	The execution of the account control agreements listed in Schedule 5 hereto.

D.	Equity Interests and instruments will be perfected by the filing and/or delivery of such Equity Interest and instruments to the Priority Lien Collateral Agent in accordance with the Security Agreement and Intercreditor Agreement.

Schedule 1(z)

SCHEDULE 1(aa)

INDEBTEDNESS

8.625% Senior Notes due 2020, $305 million

7.875% Senior Notes due 2022, $850 million

Schedule 1(aa)

SCHEDULE 1(bb)

LIENS

None.

Schedule 1(bb)

SCHEDULE 1(dd)

INVESTMENTS

None.

Schedule 1(dd)

SCHEDULE 5

POST-CLOSING DELIVERABLES

Mortgages

Mortgage (Alabama) (QRE Operating, LLC) County: Escambia
Mortgage (Arkansas) (QRE Operating, LLC) Counties: Columbia and Lafayette
Mortgage (Florida) (QRE Operating, LLC) Counties: Escambia and Santa Rosa
Mortgage (Louisiana) (QRE Operating, LLC) Parishes: Caddo, Claiborne, and Webster
Mortgage (Michigan) (QRE Operating, LLC) County: Lapeer

Mortgage (Oklahoma) (QRE Operating, LLC) (Oil & Gas Properties)

Counties: Beaver, Beckham, Blaine, Caddo, Canadian, Carter, Custer, Dewey, Ellis, Garfield, Garvin, Grady, Harper, Haskell, Kingfisher, Major, Murray, Pittsburg, Roger Mills, Woods, and Woodward

Mortgage (Oklahoma) (QRE Operating, LLC) (Surface Interests) Counties: Caddo, Canadian, Ellis, Garfield, Grady, Major, Murray, Pittsburg, Roger Mills and Woods

Deed of Trust (Texas) (QRE Operating, LLC)

Counties: Anderson, Andrews, Cass, Cherokee, Cochran, Coke, Crane, Ector, Freestone, Gaines, Glasscock, Gregg, Hansford, Harris, Harrison, Henderson, Howard, Hutchinson, Irion, Leon, Lipscomb, Live Oak, Marion, McMullen, Midland, Mitchell, Nolan, Ochiltree, Panola, Rusk, Schleicher, Smith, Sterling, Terrell, Terry, Upshur, Upton, Ward, Wheeler, Winkler and Yoakum

Deed of Trust (California) (Breitburn Operating LP) Counties: Kern, Los Angeles and Orange
Mortgage (Florida) (Breitburn Florida LLC) Counties: Collier, Hendry and Lee
Mortgage (Indiana) (Breitburn Operating LP) Counties: Bartholomew, Clark, Crawford, Floyd, Greene, Harrison, Jackson, Johnson, Lawrence, Morgan, Orange and Washington
Mortgage (Kentucky) (Breitburn Operating LP) Counties: Breckinridge, Grayson, Meade and Ohio

Mortgage (Michigan) (Breitburn Operating LP and Terra Energy Company, LLC)

Counties: Alcona, Alpena, Antrim, Bay, Benzie, Calhoun, Charlevoix, Cheboygan, Clare, Crawford, Eaton, Grand Traverse, Ingham, Iosco, Kalkaska, Lake, Lenawee, Manistee, Mecosta, Midland, Montcalm, Montmorency, Newaygo, Oakland, Oceana, Ogemaw, Osceola, Oscoda, Ostego, Presque Isle and St. Clair

1

Deed of Trust (New Mexico) (Breitburn Operating LP) Counties: Harding and Union
Deed of Trust (New Mexico) (Transpetco Pipeline Company, L.P.) County: Union
Mortgage (Oklahoma) (Breitburn Operating LP) (Oil & Gas Properties) County: Texas
Mortgage (Oklahoma) (Breitburn Operating LP) (Surface Interests) County: Beaver and Texas
Mortgage (Oklahoma) (Breitburn Oklahoma LLC) (Oil & Gas Properties) County: Texas
Mortgage (Oklahoma) (Transpetco Pipeline Company, L.P.) (Surface Interests) Counties: Cimarron and Texas
Deed of Trust (Texas) (Breitburn Operating LP) Counties: Dallam, Garza, Glasscock, Howard, Martin and Midland
Deed of Trust (Texas) (Transpetco Pipeline Company, L.P.) County: Dallam

Deed of Trust (Wyoming) (Breitburn Operating LP)

Counties: Big Horn, Campbell, Carbon, Converse, Crook, Fremont, Hot Springs, Lincoln, Natrona, Niobrara, Park, Sublette, Sweetwater, Uinta, and Washakie

Deed of Trust (Wyoming) (Phoenix Production Company) Counties: Fremont and Park

together with UCC-1 financing statements as reasonably requested by the Majority Holders in the county filing offices above, where applicable.

Control Agreements

1.	Control Agreement(s) with respect to the accounts held by Breitburn entities at Wells Fargo Bank, N.A.

2.	Control Agreement(s) with respect to the accounts held by Breitburn entities at Union Bank

Insurance Certificates and Endorsements

Endorsements to reflect (i) the Trustee as additional insured, loss payee or mortgagee with respect to the insurance policies required under the Indenture and (ii) other matters required by the Indenture.

2

EXHIBIT A

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Company,” “us,” “our” or “we” refers only to Breitburn Energy Partners LP and not to any of its subsidiaries, the term “Operating Partnership” refers to Breitburn Operating LP and not any of its subsidiaries, the term “Finance Corp.” refers to Breitburn Finance Corporation, and the term “Issuers” refers, collectively, to the Company, the Operating Partnership and Finance Corp. The term “notes” refers to the Issuers’ notes being offered hereby.

The Issuers will issue the notes under an indenture among themselves, the Guarantors and U.S. Bank National Association, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. See “Transfer Restrictions.”

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, will define the rights of Holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes. The notes offered hereby will:

•	be general senior obligations of the Issuers;

•	be secured on a Second-Priority Basis by a Lien on the Collateral described below under “—Security for the Notes,” subject in priority to the Liens securing the Operating Partnership’s obligations under, and the Company’s and Finance Corp.’s guarantees of, the Credit Agreement and any other Priority Lien Debt;

•	be effectively subordinated, pursuant to the terms of the Intercreditor Agreement described below under “—The Intercreditor Agreement,” to the extent of the value of the Collateral, to the Operating Partnership’s obligations under, and the Company’s and Finance Corp.’s guarantees of, the Credit Agreement and any other Priority Lien Debt, which will be secured on a first-priority basis by the same assets of the Issuers that secure the notes;

•	be equal in right of payment (without giving effect to any collateral arrangements) with all existing and future Senior Debt of any of the Issuers, including the Company’s and Finance Corp.’s outstanding obligations under, and Operating Partnership’s guarantee of, the 2020 Senior Notes and 2022 Senior Notes and the Operating Partnership’s obligations under, and the Company’s and Finance Corp.’s guarantees of, the Credit Agreement;

•	be effectively senior to any existing and future unsecured Indebtedness of any of the Issuers, to the extent of the value of the Collateral;

•	rank senior in right of payment to any future subordinated Indebtedness of any of the Issuers; and

•	be fully and unconditionally guaranteed by the Guarantors on a senior secured basis, which such guarantees shall be secured by a Lien on the Collateral described below under “—Security for the Notes,” on a Second-Priority Basis.

The Subsidiary Guarantees. Initially, the notes will be guaranteed by all of the Company’s Subsidiaries (other than the Operating Partnership and Finance Corp.) that guarantee borrowings under the Credit Agreement, which provides the Operating Partnership with a senior secured revolving credit facility.

Each guarantee of the notes will:

•	be a general senior obligation of the Guarantor;

•	be secured on a Second-Priority Basis by a Lien on the Collateral described below under “—Security for the Notes,” subject in priority to the Liens securing that Guarantor’s guarantee of, or obligations under, the Credit Agreement and any other Priority Lien Debt;

•	be effectively subordinated, pursuant to the terms of the Intercreditor Agreement described below under “— The Intercreditor Agreement,” to the extent of the value of the Collateral, to that Guarantor’s guarantee of the Credit Agreement and any other Priority Lien Debt, which will be secured on a first-priority basis by the same assets of the Guarantors that secure the notes;

•	be equal in right of payment (without giving effect to any collateral arrangements) with all existing and future Senior Debt of that Guarantor, including its guarantees of the 2020 Senior Notes, the 2022 Senior Notes and the Credit Agreement;

•	be effectively senior to any existing and future unsecured Indebtedness of that Guarantor, to the extent of the value of the Collateral; and

•	rank senior in right of payment to any future subordinated Indebtedness of that Guarantor.

•	As of December 31, 2014, on an as further adjusted basis to reflect this offering, our use of proceeds therefrom and the other transactions described under “Capitalization,” the Issuers and the Guarantors would have had:

•	total Priority Lien Debt (excluding obligations under letters of credit and hedges) of approximately $ billion, consisting of Priority Lien Debt outstanding under the Credit Agreement;

•	total Senior Debt (excluding obligations under letters of credit and hedges) of approximately $ billion, consisting of the notes, the 2020 Senior Notes and the 2022 Senior Notes and approximately $ billion of revolving credit Senior Debt outstanding under the Credit Agreement; and

•	no Indebtedness contractually subordinated to the notes or the guarantees, as applicable.

Initially, all of our existing Subsidiaries (other than the Operating Partnership, Finance Corp., Utica and East Texas Salt Water Disposal Company) will guarantee the Obligations. Under the circumstances described below under the subheading “—Certain Covenants—Additional Subsidiary Guarantees,” in the future one or more of our newly created or acquired Subsidiaries may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay current outstanding obligations to the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

Utica does not guarantee our Credit Agreement and will not guarantee our notes. Utica owns interests in certain Michigan oil and gas leases that, as of December 31, 2014, had no associated production or proved reserves. Currently, Utica has no Indebtedness and no revenues. We may seek to monetize Utica’s assets or its Equity Interests or to develop these assets either on our own or jointly with one or more other companies. East Texas Salt Water Disposal Company does not guarantee our Credit Agreement and will not guarantee the notes. As of December 3], 2014, the book value of our 59% interest in East Texas Salt Water Disposal Company was approximately $ million. Currently, East Texas Salt Water Disposal Company has approximately $ million of outstanding indebtedness and $ million in revenues.

Initially, all of our Subsidiaries will be “Restricted Subsidiaries,” except for Utica and East Texas Salt Water Disposal Company. However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we may designate certain of our other Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

2

Principal, Maturity and Interest

The Issuers will issue the notes in an aggregate principal amount of $650 million. The Issuers may issue additional notes from time to time after this offering to the extent permitted hereunder. Any offering of additional notes will be subject to the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and the Certain “—Certain Covenants—Liens”. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, for waivers, amendments, redemptions and offers to purchase. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on May 18, 2020 (the “Maturity Date”). As of the Issue Date, an offering of additional notes is not permitted under the indenture.

Interest on the notes will accrue at the rate of 9.25% per annum, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31, beginning on June 30, 2015. The Issuers will make each interest payment to the Holders of record on the March 15, June 15, September 15 and December 15 immediately preceding each interest payment date. Upon the occurrence and during the continuance of an Event of Default, additional interest will accrue on the principal amount of all notes and, to the extent permitted by applicable law, other Obligations outstanding (including post-petition interest in any proceeding (including any Insolvency Proceeding) under applicable bankruptcy, insolvency or similar laws, whether or not allowed in such a proceeding), payable in cash on demand by the trustee at a rate that is two percent (2.00%) per annum in excess of the interest rate otherwise payable on the notes (the “Default Rate”). Payment or acceptance of the Default Rate will not be a permitted alternative to timely payment and will not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the trustee or any Holder.

Interest on the notes will accrue from __________________, 20151 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The obligations of the Issuers hereunder will be joint and several.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will act as the initial paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Issuers, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

1 The closing date.

3

Subsidiary Guarantees

Initially, all of our existing Subsidiaries, excluding the Operating Partnership, Finance Corp., Utica and East Texas Salt Water Disposal Company, will guarantee the notes, in each case on a senior secured basis, subject to the Intercreditor Agreement. In the future, the Restricted Subsidiaries of the Company will be required to guarantee the notes on a senior secured basis under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.” These Subsidiary Guarantees will be full and unconditional, joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law, although this limitation may not be effective to prevent the Subsidiary Guarantees from being voided in bankruptcy.

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than, subject to the Collateral Requirements, an Issuer or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	(i) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the indenture and pursuant to such other agreements as are reasonably satisfactory to the trustee and the collateral agent, as applicable, the Subsidiary Guarantee and all other obligations of such Guarantor under the notes and the other Note Documents on terms set forth therein, (ii) any Collateral owned by or transferred to the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) shall continue to constitute Collateral under the Note Documents subject to the Collateral Requirements, (iii) the property and assets of the Person which is consolidated or merged with or into such Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Note Documents, shall be treated as after-acquired property and such Guarantor shall take such action (or agree to take such action) as may be reasonably necessary to cause such property and assets to be made Collateral, in the manner, and to the extent required under the Note Documents, (iv) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) shall be engaged in the Oil & Gas Business, except to the extent permitted by the covenant set forth under the caption “—Business Activities”, (v) the Person formed by, continuing or surviving any such merger is a Person organized and existing under the laws of the United States, any State of the United States or the District of Columbia and, after giving effect to such transaction, shall be a wholly-owned Subsidiary of the Company, (vi) all Issuers and other Guarantors shall confirm and reaffirm all their obligations under the notes and other Note Documents to which such Issuer or Guarantor is a party pursuant to a supplemental indenture and (vii) (x) the Company will, on the date of such consolidation or merger after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) immediately after giving effect to such consolidation or merger and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such consolidation or merger; or

(b)	such transaction complies with the “Asset Sales” provisions of the indenture;

provided, however, in the case of a transaction pursuant to clause (2)(a), such Issuer has delivered to the trustee an officers’ certificate stating that such consolidation, merger or disposition and such supplemental indenture and other Note Documents (if any) comply with the indenture and Note Documents.

4

The Subsidiary Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3)	[reserved];

(4)	upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “—Satisfaction and Discharge”; or

(5)	upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred that is continuing and provided that the assets of such Guarantor are transferred to a Guarantor or Issuer subject to the Collateral Requirements upon such liquidation or dissolution or are otherwise disposed of as permitted by the indenture.

See “—Repurchase at the Option of Holders—Asset Sales.”

Security for the Notes

The obligations of Issuers with respect to the notes, the obligations of the Guarantors under the Subsidiary Guarantees, all other Obligations, and the performance of all Obligations of the Issuers and the Guarantors under the Note Documents will be secured by Second-Priority Liens in the Collateral granted to the collateral agent for the benefit of the holders of the Obligations. These Liens will be junior in priority only to the Liens securing Priority Lien Obligations, to the extent permitted to be incurred or to exist under the Intercreditor Agreement, and to certain other Permitted Liens.

Except as otherwise provided below or in the Intercreditor Agreement, the indenture will provide that the Collateral will consist of the Issuers’ and the Guarantors’ Oil and Gas Properties and substantially all other assets of the Issuers and the Guarantors to the extent such properties and assets are subject to Liens securing any of the Priority Lien Obligations, provided that the indenture shall require the Company to deliver to the trustee semi-annually on or before March 31 and September 30 in each calendar year, beginning September 30, 2015, an officers’ certificate providing a good faith estimate, as of the date of such certificate, of the percentage of the total discounted future net revenue (determined by a discount factor of 10% per annum) of the Issuers’ and the Guarantors’ Oil and Gas Properties evaluated in the Company’s most recent Reserve Report that the Collateral represents (which, in any case, shall not be less than 80% of the total discounted future net revenue (determined by a discount factor of 10% per annum) of the Issuers’ and the Guarantors’ Oil and Gas Properties evaluated in the Company’s most recent Reserve Report (the “Collateral Certification”).

Notwithstanding the forgoing, the indenture will provide the collateral agent and Majority Holders with the Additional Collateral Right.

The Collateral will not include the following (the following excluded assets collectively referred in the offering circular as the “Excluded Assets”):

(1)	any permit, lease, license, contract, property right or agreement to which any Issuer or Guarantor is a party and any of its rights or interests thereunder if, and only for so long as, the grant of a security interest under the security documents (a) is prohibited by or a violation of any law, rule or regulation applicable to such Issuer or Guarantor or requires the consent of an applicable governmental authority or a third party which has not been obtained or (b) shall constitute or result in a breach of a term or provision of or termination or default under any such permit, lease, license, contract, property right or agreement (other than to the extent that any such law, rule, regulation, consent requirement, violation, term or provision would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law);

5

(2)	property owned by any Issuer or Guarantor that is subject to a purchase money Lien or capital lease permitted under the indenture if the agreement pursuant to which such Lien is granted (or the document providing for such capital lease) prohibits, or requires the consent of any Person other than any Issuer or Guarantor which has not been obtained as a condition to, the creation of any other Lien on such property;

(3)	any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(4)	any deposit account exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Issuer’s or Guarantor’s employees; and

(5)	certain Equity Interests, as set forth in the security documents.

provided, however, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of any Excluded Assets (unless such proceeds, products, substitutions or replacements would constitute Excluded Assets).

Release of Liens in Respect of Notes

The indenture will provide that the collateral agent’s Parity Liens upon the Collateral will no longer secure the notes outstanding under the indenture or any other Obligations under the Note Documents, and the right of the Holders and such Obligations to the benefits and proceeds of the collateral agent’s Parity Liens on the Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of the indenture as set forth under the caption “—Satisfaction and Discharge”;

(2)	upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance”;

(3)	upon payment in full and discharge of all notes outstanding under the indenture and all other Obligations that are outstanding, due and payable under the indenture and the other Note Documents at the time the notes are paid in full and discharged;

(4)	as to any Collateral that is sold, transferred or otherwise disposed of by any Issuer or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company in a transaction or other circumstance that complies with the provisions described under the caption “—Repurchase at the Option of Holders—Asset Sales” below (other than the obligation to apply proceeds of such Asset Sale as provided in such provision), at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral agent’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”; provided, further, that the proceeds of such sale, transfer or other disposition shall remain subject to the Parity Lien to the extent required by the Note Documents;

(5)	in whole or in part, with the consent of the Holders of the requisite percentage of notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver”;

6

(6)	with respect to the assets of any Guarantor, at the time that such Guarantor is released from its Subsidiary Guarantee as described above under the caption “—Subsidiary Guarantees”; or

(7)	if and to the extent required by the provisions of the Intercreditor Agreement described under the caption “—The Intercreditor Agreement—Release of Liens; Automatic Release of Second Liens; Supplemental Liens.”

Further Assurances; Collateral; Liens on Additional Property

The indenture and the security documents establishing the Parity Liens will provide that the Issuers and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the collateral agent from time to time may reasonably request, to assure and confirm that the collateral agent holds, for the benefit of the holders of the Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Note Document to become, Collateral after the notes are issued), in each case, as contemplated by, and with the Second-Priority Lien required under, the Note Documents.

In addition, from and after the date of the indenture, if any Issuer or any Guarantor acquires any property or asset that constitutes (or becomes) collateral for the Priority Lien Debt, if and to the extent that any Priority Lien Document requires any supplemental security document for such collateral or other actions to achieve a perfected second-priority security interest in such collateral or if any Issuer or Guarantor otherwise provides or agrees to provide any of the foregoing to the Priority Lien Agent or any holder of Priority Lien Debt, the Company shall, or shall cause the Operating Partnership, Finance Corp. or the applicable Guarantor to, promptly (but not in any event later than the date that is 10 Business Days after which such supplemental security documents are executed and delivered (or other action taken) under such Priority Lien Documents), to the extent permitted by applicable law, execute and deliver to the collateral agent appropriate security documents (or amendments thereto) in such form as shall be necessary to grant the collateral agent a perfected Second-Priority Lien on such collateral or take such other actions in favor of the collateral agent as shall be necessary to grant a perfected Second Priority Lien on such collateral to the collateral agent, subject to the terms of the Intercreditor Agreement and the other Note Documents. Additionally, subject to the Intercreditor Agreement and the other Note Documents, if any Issuer or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral, or takes any additional actions to perfect any existing security interest in Collateral, in each case for the benefit of any of the holders of the Priority Lien Debt after the date of the indenture, such Issuer or such Guarantor, as applicable, must, to the extent permitted by applicable law, within ten (10) Business Days after such security interest is granted or other action taken, grant a Second-Priority security interest upon such property or asset, and take such additional perfection actions, as applicable, for the benefit of the Holders and obtain all related deliverables as those delivered to the Priority Lien Representative in each case as security for the obligations of Issuers with respect to the notes, the obligations of the Guarantors under the Subsidiary Guarantees and the performance of all other obligations of the Issuers and the Guarantors under the Note Documents. Notwithstanding the foregoing, to the extent that any Lien on any Collateral is perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Priority Lien Representative, or of agents or bailees of the Priority Lien Representative, the perfection actions and related deliverables described in this paragraph shall not be required; provided, however, notwithstanding anything to the contrary set forth in foregoing, the Issuers and Guarantors shall be required to deliver duly executed control agreements with respect to deposit accounts, securities accounts and commodity accounts to the extent required under the Note Documents.

7

Notwithstanding the foregoing, the collateral trustee, at the request of the Majority Holders, will (and the Majority Holders will) have the right to require that the Issuers and Guarantors place Mortgages on any properties of any Issuer or Guarantor acquired after the Issue Date (including, for the avoidance of doubt, Oil and Gas Properties whether consisting of proved or unproved crude oil or natural gas reserves or developed or undeveloped acreage or otherwise) that are not already subject to a Mortgage (the “Additional Collateral Right”). The indenture will provide that the collateral trustee, at the direction of the Majority Holders, or the Majority Holders, may exercise such Additional Collateral Right by delivering notice to the Priority Lien Agent with a copy to the Company (the “Election Notice”) of its intent to require a Mortgage or Mortgages over the property specified in such notice (the “Required Mortgages”). Upon the earlier of (i) the expiration of the 60th day after delivery of such notice to the Priority Lien Agent and (ii) the date the Priority Lien Agent informs the collateral trustee or Majority Holders, as applicable, that it does not intend to seek such Required Mortgages, the collateral trustee, at the direction of the Majority Holders, or the Majority Holders may deliver written notice to the Company informing the Company that it is exercising its Additional Collateral Right with respect to the Required Mortgages. The indenture will provide that the applicable Issuer or Guarantor will then have 60 days from the date of receipt of such notice (or such later date as the Majority Holders may agree to in their reasonable discretion) to deliver the duly executed and recorded Second-Priority Required Mortgages, accompanied by title information in form and substance reasonably acceptable to the Majority Holders, customary legal opinions and deliverables consistent with the legal opinions and deliverables delivered in connection with the Mortgaged Properties under the Note Purchase Agreement; provided, however, to the extent any such property is subject to title defects that prevent the Issuers and Guarantors from placing a Mortgage thereon, the Issuers and Guarantors shall use commercially reasonable efforts to cure or overcome such title defects so that Mortgages may be placed on such properties as promptly as practicable (and the Majority Holders will extend such delivery dates as reasonably determined in their discretion to accommodate the same). Notwithstanding the foregoing, the indenture will provide that with respect to any such Second-Priority Mortgage granted to the collateral agent for the benefit of the collateral agent, trustee, Holders and indemnitees, the applicable Issuer or Guarantor shall also, immediately prior to or contemporaneously therewith, deliver a first-priority Mortgage securing the Priority Lien Obligations over such property to the Priority Lien Agent for the benefit of the secured parties under the Priority Lien Documents.

Furthermore, upon the reasonable request of the collateral agent or the Majority Holders at any time and from time to time, each Issuer and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral agent or Majority Holders may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Note Documents for the benefit of the holders of the Obligations; provided, that no such security document, instrument or other document shall be materially more burdensome upon the Issuers and the Guarantors than the Note Documents executed and delivered by the Issuers and the Guarantors in connection with the issuance of the notes on or about the date of the indenture.

Optional Redemption

On and after April       , 20182, the Issuers may redeem all or a part of the notes (and, following acceleration of the maturity thereof, in connection with an Event of Default and/or in or in connection with a voluntary or involuntary Insolvency Proceeding or otherwise, shall redeem all of the notes) at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes to be redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on April of the years indicated below:

Year	Percentages
2018	106.000%
2019	100.000%

Prior to April , 20183, the Issuers may redeem all or part of the notes, at a redemption price equal to the sum of:

(1)	the principal amount thereof, plus

(2)	the Make-Whole Amount,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

2 Third anniversary of the Closing Date

3 Third anniversary of the Closing Date

8

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis (or in the case of global notes, on as nearly a pro rata basis as is practicable, subject to the procedures of The Depository Trust Company (“DTC”)).

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be sent at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

Any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including any related equity offering. If such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 10 Business Days after the date initially designated for redemption in such notice), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed (the “Delayed Redemption Date”).

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note.

Notes called for redemption without any condition precedent will become due on the date fixed for redemption, and at the redemption price described above. Notes called for redemption subject to conditions precedent will be become due on the date such conditions precedent are satisfied; provided such conditions precedent are satisfied prior to the Delayed Redemption Date. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption, unless the Issuers default in the payment of the redemption price.

Special Mandatory Redemption

Invalid Debt Incurrence

If the Company or any Restricted Subsidiary incurs Indebtedness that is not permitted to be incurred by the covenant set forth under the heading “—Incurrence of Indebtedness and Issuance of Preferred Stock” (an “Invalid Debt Incurrence”), the Company will make an offer to all holders of Notes to purchase the maximum principal amount of notes that may be purchased out of the portion of the net proceeds received from such Invalid Debt Incurrence incurred in violation of such covenant. Such offer shall be made within 15 business days after receipt of notice of such Invalid Debt Incurrence by the trustee or holders of at least 50.1% of the aggregate principal amount of the notes. The offer price in any such offer will be equal to the price at which the notes could have been redeemed at the time of the Invalid Debt Incurrence pursuant to the provisions set forth under the heading “—Optional Redemption” (including at the Make-Whole Amount or Prepayment Premium, if applicable), plus accrued and unpaid interest, if any, on the notes repurchased to the date of settlement (the “Invalid Debt Incurrence Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Invalid Debt Incurrence Settlement Date. Notwithstanding the foregoing, the Invalid Debt Incurrence Offer and any redemption or repurchase of notes pursuant thereto will not be a permitted alternative to complying with the provisions of the indenture and will not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of the trustee, collateral agent or any Holder.

9

The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of an Invalid Debt Incurrence. To the extent that the provisions of any securities laws or regulations conflict with the Invalid Debt Incurrence provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Invalid Debt Incurrence provisions of the indenture by virtue of such conflict.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right, except as provided below, to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s notes pursuant to a cash tender offer (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a payment in cash (“Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date.

Within 30 days following any Change of Control, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under “—Optional Redemption” or one of the other two exceptions described below applies, the Company will send a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Settlement Date specified in the notice, which date will be no later than 30 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On or before the Change of Control Settlement Date, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, on the Change of Control Settlement Date the Company will:

(1)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(2)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

10

The Credit Agreement provides that certain change of control events with respect to the Company would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all Indebtedness outstanding thereunder. Any future credit agreements or other agreements relating to Indebtedness to which any Issuer or Guarantor becomes a party may contain similar restrictions and provisions. The indenture will provide that, prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Settlement Date, any Issuer or any Guarantor must either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of notes required by this covenant (it being agreed that making such payments and obtaining such consents is not a condition precedent to complying with the provisions of this “Change of Control” covenant).

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption of all outstanding notes has been given pursuant to the indenture as described above under “—Optional Redemption,” or (3) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer or Alternate Offer, and the Company (or the third party making the Change of Control Offer in lieu of the Company as described above) purchase all of the notes validly tendered by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer, as applicable, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of,

11

(2)	the fair market value is determined by (a) an executive officer of the General Partner if the value is less than $20 million and evidenced by an officers’ certificate delivered to the trustee, or (b) the Company’s Board of Directors if the value is $20 million or more and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee;

(3)	at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in such Asset Sale is in the form of cash; provided, however, consideration in respect of an Asset Sale of Permian Basin Properties or Mortgaged Properties from an Issuer or Guarantor to a Restricted Subsidiary that is not an Issuer or a Guarantor, an Unrestricted Subsidiary or Joint Venture shall be 100% in cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary, respectively, from further liability; and

(b)	any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(4)	no Event of Default has occurred and is continuing or would result therefrom; and

(5)	in the case of Production Payments and Reserve Sales, any such Production Payments and Reserve Sales will have been created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

provided that no Issuer or Guarantor shall sell, transfer, assign or otherwise dispose of the Equity Interests it owns in any Issuer or Guarantor (other than to an Issuer or Guarantor) if after giving effect to such sale, transfer, assignment or disposition, such Issuer would be a Restricted Subsidiary of the Company that is not wholly-owned by the Issuers and Guarantors.

Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(1)	(A) to repay, redeem or repurchase Priority Lien Debt or (B) to make an offer to all Holders to repay, redeem or repurchase the notes;

(2)	to invest in Additional Assets; or

(3)	to make capital expenditures in respect of the Company’s or its Restricted Subsidiaries’ Oil and Gas Business;

provided, however, to the extent the assets disposed of pursuant to an Asset Sale (or casualty or condemnation event) constitute Collateral, the Additional Assets and capital expenditures to which such Net Proceeds are applied will be treated as after acquired property and will become Collateral in accordance with and to the extent required by the Note Documents.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 181st day after an Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $10.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of notes to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds; provided that, if an Event of Default has occurred and is continuing, the Company shall promptly (and, in any event, within 15 Business Days after the first date of such Event of Default) make an Asset Sale Offer with respect to all Net Proceeds from Asset Sales not yet applied pursuant to clauses (1)-(3) above as of the first date of such Event of Default, except to the extent that such Excess Proceeds are otherwise committed to be used for an Investment as of the first date of such Event of Default pursuant to a binding contract.

12

Notwithstanding anything to the contrary set forth in the foregoing, to the extent that consideration for Asset Sales together with consideration in the form of cash or Cash Equivalents for Asset Swaps under clause (14) of the definition of “Asset Sales” and consideration received in the form of cash or Cash Equivalents for joint ventures, farm-outs and farm-ins under the definition of “Permitted Business Investments” less any amounts previously applied to prepay the notes in accordance with this provision under “Repurchase at the Option of Holders—Asset Sales” since the date of the indenture exceeds $500 million in the aggregate, the Company or any Restricted Subsidiary shall promptly (and, in any event, within 15 Business Days of receipt thereof) apply 75% of the Net Proceeds resulting thereafter (without the right of reinvestment) to cause the Issuers to make an Asset Sale Offer to purchase the maximum principal amount of notes that may be purchased out of such Net Proceeds. The remaining 25% of such Net Proceeds shall be applied pursuant to clauses (1)-(3) above.

The offer price in any Asset Sale Offer (or an offer pursuant to clause (1)(B) in the second paragraph under the heading of “Asset Sales”) will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer to Holders of notes, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer (or offer pursuant to clause (1)(B) in the second paragraph under the heading of “Asset Sales”) exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sales” provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the “Asset Sales” provisions of the indenture by virtue of such conflict.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries) or constitutes Unsecured Notes (including Existing Indebtedness in the form of Unsecured Notes), except a payment of interest or principal at the Stated Maturity thereof; or

13

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, in the case of clauses (3) and (4) only, (A) at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment, (B) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is not less than 2.25 to 1.0, and (C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding “Permitted Investments” and Restricted Payments permitted by the next succeeding paragraph) since the Issue Date, is less than the sum, without duplication, of:

(a)	100% of the aggregate net cash proceeds received by the Company after the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale after the Issue Date of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company) to the extent Not Otherwise Applied; provided, however, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded (or deducted, if included) from the calculation of Available Cash, plus

(b)	to the extent that any Restricted Investment that was made after the Issue Date pursuant to this first paragraph under the heading “—Restricted Payments” is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); provided, that, Issuers and Guarantors may only make Restricted Payments with such cash return of capital to the extent an Issuer or Guarantor was the recipient of such cash return of capital, plus

(c)	the net reduction in Restricted Investments made pursuant to this first paragraph under the heading “—Restricted Payments” resulting from cash dividends, repayments of loans or advances in cash, or other transfers of cash (together, the “cash returns”) in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries); provided, that, Issuers and Guarantors may only make Restricted Payments with such cash returns to the extent an Issuer or Guarantor was the recipient of such cash returns; plus

(d)	(d) the fair market value of Unrestricted Subsidiaries redesignated as Restricted Subsidiaries to the extent the investment in such Unrestricted Subsidiaries was made pursuant to this first paragraph under the heading “—Restricted Payments” as long as such redesignated Restricted Subsidiary becomes a Guarantor (items (a), (b), (c) and (d) being referred to as “Incremental Funds).

So long as no Default (except Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clause (1) below under which the payment of a distribution or dividend is permitted notwithstanding that any such Default or Event of Default has occurred and is continuing as long as there was no Default (except Reporting Default) or Event of Default occurring or continuing on the date of declaration of any such Restricted Payment)), the preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution within 90 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

14

(2)	without duplication of any Restricted Payments made pursuant to the preceding paragraph, any Restricted Payment (other than a Restricted Payment of the type specified in clause (1) or (2) of the first paragraph above) in exchange for, or out of (or of, in the case of a contribution of assets that were acquired in exchange for Equity Interests of the Company or with net cash proceeds of a contribution described in the following clause (a)) the net cash proceeds of (or, in the case of any such contribution of assets, in the form of the assets so contributed) the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company (other than in respect of Disqualified Stock, but including a contribution of assets) or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with such contribution or sale being deemed substantially concurrent if such Restricted Payments occurs not more than 60 days after such contribution or sale and the proceeds of such contribution or sale (or assets contributed) are designated for such purpose pursuant to an officer’s certificate by an executive officer of the Company delivered to the trustee no later than 5 Business Days after the occurrence of such contribution or sale and are Not Otherwise Applied; provided, however, that (i) the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds and (ii) any such contributed assets shall not be required to become Collateral if such Restricted Payment if made not more than 60 days after such contribution;

(3)	the purchase, redemption, defeasance or other acquisition or retirement of Unsecured Notes or subordinated Indebtedness of any Issuer or Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)	the purchase, redemption or other acquisition or retirement for value of any Equity Interests of (i) the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5 million in any calendar year, with any portion of such $5 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount and (ii) the Company from former officers, directors or employees (or spouses, ex-spouses or trustees thereof) in the ordinary course of business;

(6)	the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise, exchange or conversion of unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise, exchange or conversion price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise, exchange or conversion of unit options, warrants, incentives or rights to acquire Equity Interests, and any cash payment in lieu of the issuance of fractional Equity Interests upon exercise, exchange or conversion;

(7)	[Reserved];

(8)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Unsecured Notes of any Issuer or Guarantor (other than Unsecured Notes that are subordinated in right of payment to the Obligations) (a) at a purchase price not greater than 101% of the principal amount of such Unsecured Notes in the event of a change of control in accordance with mandatory offer provisions similar to those set forth under the heading “Repurchase at the Option of Holders—Change of Control” or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with mandatory offer provisions similar to those set forth under the heading “Repurchase at the Option of Holders—Asset Sales”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer; or

15

(9)	the declaration and payment of (i) Permitted Distributions on Common Units and (ii) Permitted Distributions on Preferred Units by the Company.

The amount of all Restricted Payments (other than cash) will be the fair market value, on the date of the Restricted Payment, of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, except that the fair market value of any non-cash dividend or distribution paid within 60 days after the date of its declaration shall be determined as of such date. The fair market value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $20 million, by an officer of the General Partner and, in the case of amounts over $20 million, by the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution. Not later than the date of making any Restricted Payment (excluding any Restricted Payment described in the preceding clause (2), (3), (4), (5), (6) or (7)) the Company will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed.

Notwithstanding the foregoing, clauses (a) through (d) of the first paragraph of this covenant and clauses (2), (4), or (9) of the second paragraph of this covenant may not be used by any Issuer or Guarantor to make any Restricted Payment to another Person (other than an Issuer or Guarantor) with, in the form of or in respect of the Permian Basin Properties or Mortgaged Properties (or Equity Interests of any Person that owns any Permian Basin Properties or Mortgaged Property).

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock; and the Company will not permit any of its Restricted Subsidiaries to issue any other preferred securities; provided, however, that any Issuer and any Guarantor may incur unsecured Indebtedness (including Acquired Debt) or the Company may issue Disqualified Stock, if, for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or other preferred securities are issued, the Fixed Charge Coverage Ratio of the Company would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock o had been issued, as the case may be, at the beginning of such four-quarter period; provided, however, any such Indebtedness in the form of Unsecured Notes shall (i) have a scheduled maturity date that is no earlier than ninety-one (91) days after the Maturity Date and (ii) not have any amortization in excess of 1% per annum of the original principal amount thereof.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock described in clause (13) below (collectively, “Permitted Debt”) or the issuance of any preferred securities described in clause (11) below:

(1)	the incurrence by any Issuer or Guarantor of Indebtedness under Permitted Credit Facilities, subject to the Intercreditor Agreement;

(2)	the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Issuers and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees issued on the date of the indenture;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $30 million or (b) .8% of the Company’s Adjusted Consolidated Net Tangible Assets at such time;

16

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2) or (3) of this paragraph or this clause (5);

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	if an Issuer is the obligor on such Indebtedness and an Issuer or a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations, or if a Guarantor is the obligor on such Indebtedness and neither any Issuer nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts;

(8)	the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

(9)	the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business and consistent with past practice;

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

(12)	the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary of the Company or any Joint Venture but only to the extent that such liability is the result of the Company’s or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (12) and then outstanding does not exceed $25 million;

17

(13)	Permitted Acquisition Indebtedness; and

(14)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (14) and then outstanding does not exceed the greater of (a) $60 million or (b) 1.6% of the Company’s Adjusted Consolidated Net Tangible Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant; provided that any Indebtedness under any Permitted Credit Facility on the date of the indenture shall be considered incurred under clause (1) of the definition of “Permitted Debt” and may not later be reclassified.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Further, the accounting reclassification of any obligation of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness (including Attributable Debt) upon any of their property or assets, now owned or hereafter acquired.

Restrictive Agreements

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of (a) any Issuer or Guarantor to create, incur, assume or suffer to exist any Lien in favor of the Holders in respect of the notes and the Subsidiary Guarantees upon any of its property, assets or revenues constituting Collateral as and to the extent contemplated by the Notes Documents or (b) any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the indenture, as long as, in each case, no such agreement or amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing thereof would reasonably be expected to result in a material adverse effect on the Company and its Restricted Subsidiaries;

18

(2)	the Note Documents;

(3)	applicable law;

(4)	any instrument governing Indebtedness or Capital Stock of a Person or other agreement acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock or agreement was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case entered into in the ordinary course of business and consistent with past practices;

(6)	Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other agreements described in the definition of “Permitted Business Investments,” entered into in the ordinary course of business;

(11)	any agreement or instrument relating to any property or assets acquired after the date of the indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	the issuance of preferred securities by a Restricted Subsidiary of the Company or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred securities is permitted pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of such preferred securities do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred securities prior to paying any dividends or making any other distributions on such other Capital Stock);

19

(14)	with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive;

(15)	arise pursuant to agreements entered into with respect to any Asset Sale permitted or not prohibited by covenant under the caption “—Asset Sales” and applicable solely to the assets under such Asset Sale;

(16)	negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted by the covenant under the caption “—Liens”, but solely to the extent any negative pledge relates to the property financed by such Indebtedness; and

(17)	any other agreement governing Indebtedness of any Issuer or Guarantor that is permitted to be incurred by the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the indenture or the Credit Agreement as it exists on the date of the indenture.

Merger, Consolidation or Sale of Assets

None of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

(1)	either: (a) such Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement; provided, however, the Company shall not convert (by merger, sale, contribution or exchange of assets or otherwise) into a corporation;

(2)	the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes and the other Note Documents to which such Issuer is a party, as applicable, and all other Issuers and Guarantors confirm and reaffirm all their obligations under the notes and other Note Documents to which such Issuer or Guarantor is a party pursuant to a supplemental indenture;

(3)	immediately after such transaction no Default or Event of Default exists;

(4)	(a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(b)	immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company (or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made), will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transactions;

20

(5)	any Collateral owned by or transferred to the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made continues to constitute Collateral under the Note Documents, subject to the Collateral Requirements;

(6)	the property and assets of the Person which is consolidated or merged with or into such Issuer, to the extent that they are property or assets of the types which would constitute Collateral under the security documents, shall be treated as after-acquired property and such Issuer shall take such action (or agree to take such action) as may be reasonably necessary to cause such property and assets to be made subject to the perfected Liens, in the manner and to the extent required under the Note Documents;

(7)	the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is engaged in the Oil and Gas Business, except to the extent permitted by the covenant, under the caption “—Business Activities”; and

(8)	such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture and other Note Documents (if any) comply with the indenture and Note Documents.

Notwithstanding the restrictions described in the foregoing clause (4), any Restricted Subsidiary (other than the Operating Partnership or Finance Corp.) may consolidate with, merge into or dispose of all or part of its properties and assets to the Company without complying with the preceding clause (4) in connection with any such consolidation, merger or disposition.

Notwithstanding the second preceding paragraph, the Company is permitted to reorganize as any other form of entity in accordance with the following procedures provided that:

(1)	the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law; provided, however, the Company shall not convert (by merger, sale, contribution or exchange of assets or otherwise) into a corporation;

(2)	the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3)	the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the notes and other Note Documents pursuant to agreements reasonably satisfactory to the trustee and the collateral agent, as applicable, and all other Issuers and Guarantors confirm and reaffirm all their obligations under the notes and other Note Documents to which such Issuer or Guarantor is a party pursuant to agreements reasonably satisfactory to the trustee and the collateral agent, as applicable;

(4)	any Collateral owned by or transferred to the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made continues to constitute Collateral under the Note Documents, subject to the Collateral Requirements;

(5)	immediately after such reorganization no Default or Event of Default exists; and

(6)	such reorganization is not materially adverse to the Holders or Beneficial Owners of the notes (for purposes of this clause (6) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law);

21

For the avoidance of doubt, the transactions described under “Merger, Consolidation or Sale of Assets” will be subject to the prior notice requirements set forth in the security documentation and Note Documents (if any).

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary (or, in a transaction between an Issuer or Guarantor, on the one hand, and a Restricted Subsidiary that is not an Issuer or Guarantor, on the other hand, to such Issuer or Guarantor) than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment, equity award, equity option or equity appreciation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among any of the Issuers and Guarantors;

(3)	transactions by and among the Company and any of its Restricted Subsidiaries, on the one hand, and the Holders of the notes as of the Issue Date and their Affiliates, on the other hand;

(4)	transactions effected in accordance with the terms of agreements that are identified in the indenture, in each case as such agreements are in effect on the date of the indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is no less advantageous to the Company in any material respect than the agreement so amended or replaced;

(5)	customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(6)	sales of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company;

(7)	Permitted Investments (other than Permitted Investments under clause (7) or (8) of the definition thereof) or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments”;

(8)	in the case of contracts for buying and selling Hydrocarbons or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries and unrelated third parties; and

22

(9)	transactions between or among any of the Issuers and Guarantors, on the one hand, and any Restricted Subsidiary that is not an Issuer or Guarantor, on the other hand; provided, that (a) such transaction is for the provision of goods, sales or services in the nature of overhead at no less than cost in the ordinary course of business or (b) the aggregate consideration paid for all such transactions not otherwise covered by clause (a) does not exceed $10 million in any fiscal year.

Designation of Restricted and Unrestricted Subsidiaries

As long as no Default (other than a Reporting Default) or Event of Default has occurred and is continuing, the Board of Directors of the Company may designate any newly-formed Subsidiary of the Company or any Subsidiary of the Company acquired after the date of the indenture pursuant to an Acquisition permitted under the provisions governing Restricted Payments and Permitted Investments to be an Unrestricted Subsidiary if, in either case, that designation would not cause a Default. Any such designation shall be made on or promptly after the date such Subsidiary becomes a Subsidiary of the Company (and, in any case, within 30 days of the formation or acquisition thereof). If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “Restricted Payments” or represent (and will reduce the amount available for) Permitted Investments under clause (10) of the definition thereof as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Additional Subsidiary Guarantees

If, after the date of the indenture, any Restricted Subsidiary of the Company that is not already a Guarantor or an Issuer guarantees (or is a co-borrower, co-issuer or co-direct obligor of) any other Indebtedness of any Issuer or Guarantor, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 10 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

In the event (a) the Priority Lien Debt is paid-off or otherwise discharged or the guaranty-related provisions thereunder are otherwise made materially less restrictive on the Issuers and Guarantors than the Priority Lien Documents as in effect on the date of the indenture, the indenture shall provide for customary guaranty-related provisions substantially consistent with those in effect under the Priority Lien Debt on the date of the indenture or (b) the Priority Lien Collateral Agent or holders of the Priority Lien Debt fail to require, fail to take any action to obtain or otherwise waive the right to receive a guaranty from a Restricted Subsidiary to the extent such guaranty would be required (or could be required upon reasonable request or otherwise) under the Priority Lien Documentation as in effect on the Issue Date, the collateral trustee, at the request of the Majority Holders, or the Majority Holders, will have the right to require the Issuers and Guarantors to take reasonable actions to cause such Restricted Subsidiary to execute a supplemental indenture (if any) within 60 days of the date of such request (or such later date as the Majority Holders may reasonably determine).

23

Business Activities

The Company will not, and will not permit any Restricted Subsidiary (including the Operating Partnership) to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Finance Corp. may not incur Indebtedness unless (1) the Company is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company, used to acquire outstanding debt securities issued by the Company or used to repay Indebtedness of the Company as permitted under the covenant described about under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.” Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.

Anti-Layering

No Issuer or Guarantor will incur or suffer to exist any (i) Indebtedness (including Indebtedness that is otherwise permitted hereunder) that is contractually subordinated in right of payment to any other Indebtedness of such Issuer or Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the Subsidiary Guarantees on substantially identical terms or (ii) Indebtedness that is secured by Liens that are contractually subordinated or junior to other Liens securing such Indebtedness (or contractually subordinated or junior to Liens securing other Indebtedness) of any Issuer, or Guarantor unless such Liens are also contractually subordinated or junior to the Liens securing the notes and the Subsidiary Guarantees on substantially identical terms.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and the Company will furnish to the trustee and, upon its prior request, to any of the Holders or Beneficial Owners of notes, within five Business Days of filing, or attempting to file, the same with the Commission:

(1)	all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

The availability of the foregoing information or reports on the SEC’s website will be deemed to satisfy the foregoing delivery requirements.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and Beneficial Owners of the notes and to securities analysts and prospective investors in the notes, upon their request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

24

Corporate Existence

Subject to “—Subsidiary Guarantees” and “—Merger, Consolidation or Sale of Assets”, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)	its limited partnership, limited liability company or corporate existence, and the corporate, partnership or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and

(2)	the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the existence of the Issuers), if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the notes.

Insurance

The Company will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Subject to the Intercreditor Agreement, the Company shall cause the lender loss payable, mortgagee or additional insured clauses or provisions in said insurance policy or policies, insuring any of the Collateral or providing for general liability insurance (and any other policies with respect to which the Priority Lien Agent has received or will receive an endorsement or “lender loss payee”, “mortgagee” or “additional insured” status), as applicable, to be endorsed in favor of the collateral agent as its interests may appear and such policies shall name the collateral agent as a “lender loss payee”, “mortgagee” or “additional insured” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the collateral agent (or 10 days prior notice of any cancellation in the event of non-payment). Such insurance policies or endorsements thereto will provide, and the Company and each of its Restricted Subsidiaries will agree in the indenture, that the insurer will waive any right of subrogation against the collateral agent, the trustee and each Holder of the notes.

Amendments to Priority Lien Debt

The Issuers and Guarantors shall not amend, waive, modify or supplement and shall not consent to any amendment, waiver, modification or supplement to the Priority Lien Debt if the effect thereof would be to (i) prohibit or restrict any payment of principal, interest or otherwise with respect to the Obligations in a manner that is more restrictive than as of the Issue Date, (ii) subordinate in right of payment any Priority Lien Debt to any other Indebtedness or subordinate the Liens securing Priority Lien Debt to any other Lien or (iii) add any restrictions on amendments, waivers, modifications or supplements to the Note Documents that are materially more restrictive than the restrictions set forth in the Credit Agreement as in effect on the date of the indenture.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 5 Business Days in the payment when due of interest on the notes;

(2)	default in payment when due of the principal of, or premium (including the Make-Whole Amount or Prepayment Premium), if any, on the notes;

(3)	failure by the Company to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Invalid Debt Incurrence,” “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders—Change of Control” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

25

(4)	failure by the Company for 120 days after notice to comply with the provisions described under “—Certain Covenants—Reports” (provided that if beginning on the 61st day the Company is not in compliance with such covenant, additional interest at a rate of 0.25% per annum shall accrue and be payable (in the same manner and at the same time as regular interest payments));

(5)	any representation or warranty by the Company or any of its Restricted Subsidiaries made in any Note Document, or which is contained in any certificate furnished at any time under any Note Document, is incorrect in any material respect on or as of the date made or deemed made;

(6)	failure by the Company or any Guarantor for 30 days after the earlier of (i) knowledge by an executive officer of the Company or any Restricted Subsidiary or (ii) receipt of notice by the trustee or holders of 50.1% of the principal amount of notes to comply with any of its other agreements in the indenture or any other Note Document;

(7)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to make any payment on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $40 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such indebtedness is repaid, within a period of 30 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; provided, further, in the event any Permitted Refinancing Indebtedness with respect to the Unsecured Notes outstanding as of the Issue Date has terms that are materially more burdensome or restrictive on the Issuers and Guarantors, taken as a whole, than those in the Unsecured Notes being extended, refinanced, renewed or replaced (it being agreed that the existence of a financial maintenance covenant in any such Permitted Refinancing Indebtedness will constitute terms that are materially more burdensome or restrictive on the Issuers and Guarantors, taken as a whole, than those in the Unsecured Notes being extended, refinanced, renewed or replaced), then the occurrence of any default under any indenture or instrument under which such Permitted Refinancing Indebtedness may be issued or evidenced which gives the agent, trustee, collateral agent or any holder or holders thereunder the right to accelerate will constitute an Event of Default under the indenture;

(8)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $40 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;

(9)	except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

26

(10)	the occurrence of any of the following:

(a)	except as permitted by the Note Documents, any security document establishing the Parity Liens ceases for any reason to be enforceable; provided that it will not be an Event of Default under this clause (10)(a) if the sole result of the failure of one or more security documents to be fully enforceable is that any Lien purported to be granted under such security documents on any Collateral, individually or in the aggregate, having a Fair Market Value of not more than $10 million, ceases to be an enforceable and perfected Second-Priority Lien, subject only to Permitted Liens; provided further that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the General Partner, the Company or any Restricted Subsidiary becomes aware of such failure (including by notice thereof sent by trustee, collateral agent or any Holder), which failure has not been cured during such time period;

(b)	except as permitted by the Note Documents, any Parity Liens purported to be granted under any security document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $10 million, ceases to be an enforceable and perfected Second-Priority Lien, subject only to Permitted Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the General Partner, the Company or any Restricted Subsidiary becomes aware of such failure (including by notice thereof sent by trustee, collateral agent or any Holder), which failure has not been cured during such time period;

(c)	any Issuer or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of any Issuer or any Guarantor set forth in or arising under any Security Document establishing Parity Liens;

(d)	Any other Note Document is partially or wholly revoked or invalidated, or otherwise ceases to be in full force and effect other than in accordance with its terms or the terms of the indenture, or a Guarantor or any other Person on behalf of a Guarantor contests in any manner the validity or enforceability thereof or any Issuer or Guarantor denies that it has any further liability or obligation thereunder or purports to revoke, terminate or rescind any such Note Document; or

(11)	certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Operating Partnership, Finance Corp., the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to the Operating Partnership, Finance Corp., the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding notes and Obligations, including accrued and unpaid interest thereon and the Make-Whole Amount or Prepayment Premium, if applicable. If the maturity of the notes is accelerated (under any provision of this “Events of Default and Remedies” or otherwise) a premium equal to the Make-Whole Amount or Prepayment Premium (in each case, determined as if the notes were redeemed at the time of such acceleration at the option of the Issuers pursuant to the terms of “Optional Redemptions” hereunder) will, if applicable, become due and payable immediately without further action or notice, and the Issuers will pay such premium, as compensation to the Holders for the loss of their investment opportunity and not as a penalty, whether or not an Insolvency Proceeding has commenced, and (if an Insolvency Proceeding has commenced) without regard to whether such Insolvency Proceeding is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the notes and other Obligations are satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or by any other means. Without limiting the foregoing, any redemption of the notes in or in connection with an Insolvency Proceeding shall constitute an optional redemption thereof under the terms of “Optional Redemptions” and, if applicable, require the immediate payment of the Make-Whole Amount and Prepayment Premium.

If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 50.1% in principal amount of the then outstanding notes may declare all the notes and Obligations, including accrued and unpaid interest thereon and the Make-Whole Amount and/or Prepayment Premium, as applicable, to be due and payable immediately (and such amounts shall become immediately due and payable).

27

Holders of the notes may not enforce the indenture, the notes or any other Note Documents except as provided in the indenture and the Note Documents. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the collateral agent or trustee in its exercise of any trust or power, including any powers arising under the indenture and any other Note Document. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes (other than any Holder or affiliated Holders holding notes in an amount equal to or in excess of 50.1% of the principal amount of the Notes) if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium (including the Make-Whole Amount and Prepayment Premium), if any, on, the notes.

The Issuers will be required to deliver prompt notice to the trustee and collateral agent upon an executive officer’s knowledge of any Default or Event of Default hereunder (and, in any case, no later than five Business Days after notice thereof), which notice shall specify such Default or Event of Default. The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the indenture.

No Personal Liability of Directors, Officers, Employees and Unitholders

No director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the notes, the indenture, any other Note Document or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain covenants that are described in the indenture and the other Note Documents (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and all Collateral (other than the trust) will be released.

28

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a)	the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7)	the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Note Documents may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Note Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

29

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to minimum required notice of optional redemption or those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in currency other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than as permitted in clause (7) below);

(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of “Subsidiary Guarantees” as set forth in the indenture, or amend any provision or term of “Subsidiary Guarantees” as set forth in the indenture affecting the release of any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture; or

(9)	make any change in the preceding amendment, supplement and waiver provisions or the other provisions of this “Amendment, Supplement and Waiver”.

In addition, any amendment or supplement to, or waiver of, the provisions of the indenture or any Note Document establishing the Parity Liens that has the effect of releasing or subordinating all or substantially all of the Collateral from the Liens securing the notes will require the consent of Holders of at least 50.1% in aggregate principal amount of the notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors, the trustee and the collateral agent may amend or supplement any of the Note Documents:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of an Issuer’s or Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Guarantor’s properties or assets permitted under the indenture;

(4)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Note Documents of any such Holder;

(5)	with respect to the security documents establishing Parity Liens, as provided in the Intercreditor Agreement;

(6)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

30

(7)	to add any additional Guarantor or Collateral or to evidence the release of any Guarantor from its Subsidiary Guarantee or the release of any Liens, in each case as provided in the indenture or the other Note Documents, as applicable;

(8)	to make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the security documents establishing Parity Liens;

(9)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(10)	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.

In addition, the trustee and collateral agent, as applicable, may enter into additional intercreditor and subordination agreements or amend, supplement or waive the Intercreditor Agreement or any such additional intercreditor or subordination agreements with the consent of Holders of 50% of the principal amount of the notes; provided, however, the trustee and collateral agent, as applicable, may, without the consent of any Holder, execute or countersign joinders and other acknowledgements in connection with the Intercreditor Agreement to give effect to the joinder of any Priority Lien Debt to the Intercreditor Agreement in accordance with the terms of the Intercreditor Agreement and to the extent permitted under the indenture.

Satisfaction and Discharge

The indenture and the other Note Documents will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2)	in respect of clause (1)(b) above, no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing or securing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument (other than the agreements or instruments governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3)	the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Issuers have delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

31

Concerning the Trustee

The trustee under the indenture, U.S. Bank National Association, also serves as trustee under the indenture for the 2020 Senior Notes and the 2022 Senior Notes and is a lender under our bank credit facility.

If the trustee becomes a creditor of an Issuer or any Guarantor, the indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

The indenture will provide that the trustee can be replaced and a new trustee appointed at the direction of the Majority Holders without the consent of any Issuer or Guarantor.

Governing Law

The indenture, the notes, the Subsidiary Guarantees and the Intercreditor Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The notes are being offered and sold to qualified institutional buyers (“QIBs”) in reliance on Rule 144A (“Rule 144A Notes”). Notes also may be offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, notes will be issued in registered, global form. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Rule 144A Notes initially will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Regulation S Global Notes”). The Rule 144A Global Notes and the Regulation S Global Notes are collectively referred to herein as the “Global Notes.”

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), , and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and the Clearstream System(“Clearstream”) (as indirect participants in DTC). Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes or vice versa at any time except in the limited circumstances described below. See “—Exchanges Between Regulation S Notes and Rule 144A Notes.”

The Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Global Notes (including beneficial interests in the Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Transfer Restrictions.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

32

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their depositories, which are Euroclear Bank S.A./N.V, as operator of Euroclear, and Clearstream Banking, S.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Issuers, the Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Guarantors, the trustee nor any agent of an Issuer or the trustee has or will have any responsibility or liability for:

33

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment due on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of beneficial interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

34

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Issuers fail to appoint a successor depositary within 90 days; or

(2)	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the indenture, including if an affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by the indenture.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the indenture.

Exchanges Between Regulation S Notes and Rule 144A Notes

Until the 40th day after the later of the commencement of the offering of the notes and the original issue date of the notes (such period, the “Distribution Compliance Period”), a beneficial interest in a Regulation S Global Note may be transferred to a Person who takes delivery in the form of an interest in a Rule 144A Global Note only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made to a Person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such Person is a QIB, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After the expiration of the Distribution Compliance Period, such certification requirements will not apply to such transfers of beneficial interests in the Regulation S Global Notes.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 904 of Regulation S or Rule 144 (if available).

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of a Regulation S Global Note and a corresponding increase in the principal amount of a Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in another Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest.

Same-Day Settlement and Payment

The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes in the manner described under “—Methods of Receiving Payments on the Notes.” The notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

35

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business unit or division of a Person or (b) the acquisition of in excess of 50% of the capital stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of such entity’s board of directors or persons exercising similar functions (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the partnership interests or equity of any Person not a corporation which acquisition gives the acquiring Person the power to direct or cause the direction of the management and policies of such Person.

“Additional Assets” means:

(1)	any assets used or useful in the Oil and Gas Business, other than Indebtedness or Capital Stock;

(2)	the Capital Stock of a Person that becomes a Guarantor as a result of the acquisition of such Capital Stock by any Issuer or Guarantor; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary to the extent such Person becomes a Guarantor;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” of a specified Person means (without duplication), as of the date of determination:

(1)	the sum of:

(a)	discounted future net revenue from proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal or other income taxes, as estimated by such Person in the latest Reserve Report with an effective date of January 1 or July 1 based on the Strip Price as of the effective date of the Reserve Report, as increased by, as of the date of determination, the estimated discounted future net revenue from:

36

(i)	estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such Reserve Report, which reserves were not reflected in such Reserve Report, and

(ii)	estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, in the case of clauses (i) and (ii) calculated in accordance with SEC guidelines (utilizing the prices utilized in the semi-annual Reserve Report most recently delivered under the Note Purchase Agreement), and decreased by, as of the date of determination, the estimated discounted future net revenue attributable to:

(A)	estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such Reserve Report produced or disposed of since the date of such Reserve Report, and

(B)	reductions in the estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such Reserve Report since the date of such Reserve Report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in the case of clauses (A) and (B) calculated in accordance with SEC guidelines (utilizing the prices utilized in the semi-annual Reserve Report most recently delivered under the Note Purchase Agreement); provided, however, that, in the case of each of the determinations made pursuant to clauses (i), (ii), (A) and (B) above, such increases and decreases shall be estimated in good faith by the Company’s petroleum engineers based upon assumptions believed in good faith to be reasonable at the time made;

(b)	the capitalized costs that are attributable to crude oil and natural gas properties of such Person and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements (whichever is more recent);

(c)	the Net Working Capital of such Person as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements (whichever is more recent); and

(d)	the greater of:

(i)	the net book value of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements (whichever is more recent), and

(ii)	the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements (provided that such Person shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

37

(e)	the sum of:

(i)	Minority Interests;

(ii)	to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of such Person and its Restricted Subsidiaries reflected in such Person’s latest audited financial statements;

(iii)	to the extent included in clause (1)(a) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the semi-annual Reserve Report most recently delivered under the Note Purchase Agreement), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(iv)	to the extent included in clause (1)(a) above, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in the semi-annual Reserve Report most recently delivered under the Note Purchase Agreement), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of such Person and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(v)	the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in clause (1)(a) above, would be necessary to satisfy fully the obligations of such Person and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control by the other Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment or a sale and leaseback transaction); provided, however, that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sales covenant; and

(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries that are Guarantors or the sale of Equity Interests in any of its Restricted Subsidiaries:

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	the sale, lease, conveyance or other disposition of properties or assets to the extent the aggregate fair market value of all such transactions in any fiscal year does not exceed $10 million;

38

(2)	a transfer of properties or assets between or among (i) any of the Company and its Restricted Subsidiaries that are Issuers or Guarantors (ii) between Restricted Subsidiaries that are not Issuers or Guarantors and (iii) by any Restricted Subsidiary to any Issuer or Guarantor.;

(3)	an issuance or sale of Equity Interests by a (i) Restricted Subsidiary that is not a Guarantor or Issuer to the Company or to another Restricted Subsidiary and (ii) Guarantor or Issuer (other than the Company) to any other Guarantor or Issuer;

(4)	the sale, lease or other disposition of (i) inventory, (ii) products, (iii) accounts receivable or (iv) equipment and other properties or assets (other than Oil and Gas Properties and acreage) in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

(6)	a disposition of properties or assets that constitutes (or results in by virtue of the consideration received for such disposition) either a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7)	a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(8)	[reserved];

(9)	the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Company or any Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person in the ordinary course of business; provided, that, this clause (9) may not be used by any Issuer or Guarantor to make a sale, transfer, assignment, conveyance or other disposition of Permian Basin Properties or Mortgaged Property to any Restricted Subsidiary that is not an Issuer or Guarantor, Unrestricted Subsidiary or Joint Venture.

(10)	the creation or perfection of a Lien that is permitted by the covenant described above under the caption “—Certain Covenants—Liens”;

(11)	disposition in connection with Permitted Liens (other than a disposition of property with a fair market value in excess of $25 million in the aggregate);

(12)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind in the ordinary course of business;

(13)	the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(14)	an Asset Swap; provided, that, this clause (14) may not be used by any Issuer or Guarantor to make a sale, transfer, assignment, conveyance or other disposition of Permian Basin Properties or Mortgaged Property to any Restricted Subsidiary that is not an Issuer or Guarantor, Unrestricted Subsidiary or Joint Venture; and

(15)	transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor; provided such net cash proceeds are deemed to be Net Proceeds (calculated in accordance with the definition thereof) and are applied in accordance with the second paragraph under “—Repurchase at the Option of Holders—Asset Sales”.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 60 days of each other) purchase and sale or exchange of any Oil and Gas Properties customary in the Oil & Gas Business between the Company or any of its Restricted Subsidiaries and another Person in the ordinary course of business; provided that any cash received must be applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” as if the Asset Swap were an Asset Sale.

39

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the indenture.

“Banking Services” means each and any of the following bank services provided to any Issuer or Guarantor by any holder of Priority Lien Debt or any Affiliate thereof: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Issuer or Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended, and regulations promulgated thereunder.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement or similar agreement until consummation of the transaction or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1)	with respect to Finance Corp., its board of directors;

(2)	with respect to the Company, the board of directors of the General Partner or any authorized committee thereof;

(3)	with respect to the Operating Partnership, the board of directors of the Operating General Partner or any authorized committee thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

40

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A-” or better from S&P or A3 or better from Moody’s;

(4)	certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of “B” or better;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

41

(2)	(i) the liquidation or dissolution of the Company or the adoption of a plan relating to the liquidation or dissolution of the Company, the removal of the General Partner by the limited partners of the Company; or (ii) the failure of the Company to own, directly or indirectly, 100% of the Equity Interests in Finance Corp., the Operating Partnership, the Operating General Partner or the General Partner;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), (excluding the Qualifying Owners), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares, units or the like;

(4)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like;

(5)	the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors; or

(6)	a “change of control” (or similar defined term) under any Permitted Credit Facility or Indebtedness with an aggregate principal amount in excess of $70 million.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable. For the avoidance of doubt, a Change of Control under clause (6) shall be determined by reference to the Permitted Credit Facility or Indebtedness with an aggregate principal amount in excess of $70 million without giving effect to operation of this paragraph.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all property wherever located and whether now owned or at any time acquired after the date of the indenture by any Issuer or any Guarantor as to which a Lien is granted under the security documents to secure the notes or any Subsidiary Guarantee, but excluding any Excluded Assets.

“Collateral Requirements” means, in connection with any transaction or event between or amongst Issuers and Guarantors, the requirement that the Issuer or Guarantor receiving (by way of Asset Sale, Investment, merger, consolidation, reorganization, dividend, distribution, assignment, sale, lease, transfer or other disposition) Collateral from an Issuer or Guarantor shall substantially concurrent with such transaction or event execute and deliver such documentation (including, without limitation, mortgages, deeds of trust, control agreements, other supplemental security documentation, supplemental indentures and any other agreements, documents or other instruments) to provide for the grant of a Parity Lien thereon and perfection thereof in accordance with and to the extent required by the Note Documents.

“Commission” or “SEC” means the Securities and Exchange Commission.

42

“Common Unit” means “Common Unit” as such term is defined in the Partnership Agreement as in effect on the date of the indenture.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, non-cash equity based compensation expense and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization, impairment and other non-cash items that were deducted in computing such Consolidated Net Income; plus

(5)	unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6)	all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(8)	to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

43

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale and leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5)	any asset impairment writedowns on oil and gas properties under GAAP or SEC guidelines will be excluded;

(6)	unrealized losses and gains under Hedging Contracts included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(7)	any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Senior Secured Debt” means all Indebtedness for borrowed money secured by a Lien on the assets of any Issuer or Guarantor (other than (i) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby and (ii) such Indebtedness that is subordinated in right of payment to the notes and Subsidiary Guarantees), minus unrestricted cash and Cash Equivalents of the Issuers and Guarantors subject to a perfected Second-Priority Lien in favor of the collateral agent for the benefit of the Holders pursuant to a control agreement delivered in accordance with the indenture and the other Note Documents.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner, who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of November 19, 2014, by and among the Operating Partnership, as borrower, the Company, as parent guarantor, and Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto (the “Existing Credit Agreement”), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, in each case, subject to the Intercreditor Agreement; provided, that, the Credit Agreement and any amendment, restated, modification, renewal, refund, replacement or refinancing thereof must satisfy the Credit Facility Criteria (as such term is defined in the Intercreditor Agreement as in effect on the date hereof) and the terms thereof must satisfy the requirements under the heading “Amendments to Priority Lien Debt” as if such amendment, restatement, modification, renewal, refund, replacement or refinancing were an amendment to the Existing Credit Agreement.

44

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” has the meaning set forth under the heading “Principal, Maturity and Interest”.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia and all of whose outstanding Capital Stock is Beneficially Owned by the Company.

“East Salt Water Texas Disposal Company” means East Salt Water Texas Disposal Company, a Texas corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock until so converted).

“Excluded Assets” has the meaning set forth under the heading “—Security for the Notes.”

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement, which is considered incurred under clause (1) of the definition of “Permitted Debt,” Indebtedness represented by the notes under the indenture, which is considered incurred under clause (3) of the definition of “Permitted Debt” and other than intercompany Indebtedness) in existence on the date of the indenture, until such amounts are repaid.

The term “fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $20 million or more and otherwise by an officer of the General Partner.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the Calculation Date had been the applicable rate for the entire period (taking into account any interest Hedging Contract applicable to such Indebtedness, but if the remaining term of such interest Hedging Contract is less than 12 months, then such interest Hedging Contract shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such optional rate chosen by such Person. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as such Person may designate.

45

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in the Oil and Gas Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the General Partner (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period; and

(6)	interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

46

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or on any series of preferred securities of its Restricted Subsidiaries, other than dividends payable solely in Equity Interests of the payor (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, in each case, on a consolidated basis and determined in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that (a) is not a Domestic Subsidiary and (b) has 50% or more of its consolidated assets located outside the United States or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“General Partner” means Breitburn GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Company or as the business entity with the ultimate authority to manage the business and operations of the Company.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets, acting as co-obligor or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of:

(1)	the Subsidiaries of the Company, other than the Operating Partnership and Finance Corp., executing the indenture as initial Guarantors; and

(2)	any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture.

and their respective permitted successors and assigns.

“Hedging Contracts” means, with respect to any specified Person:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2)	foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4)	other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates;

47

and in each case are entered into only in the normal course of business and not for speculative purposes.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbon Interests” means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, and production payment interests relating to oil, gas or other liquid or gaseous hydrocarbons wherever located, including any reserved or residual interest of whatever nature.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments;

(3)	in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

(4)	in respect of bankers’ acceptances;

(5)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(6)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(7)	representing any obligations under Hedging Contracts,

(8)	representing deferred purchase price of property or services (including, without limitation, holdbacks, earn-outs and other contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations) (other than trade payables on ordinary and customary terms and customary indemnities); provided, that, earn-outs and other contingency payment obligations based on the performance of the acquired or disposed assets and similar obligations shall constitute Indebtedness only to the extent no longer contingent, in each case, if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment).

48

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means the Intercreditor Agreement among the collateral agent, the trustee, the Priority Lien Collateral Agent, the Issuers, the Guarantors and the other parties from time to time party thereto, to be entered into on the date of the indenture, as it may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the indenture and the terms thereof.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, Acquisitions together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” It is agreed and understood that any transfer, sale, assignment, conveyance or other disposition of properties or assets for less than fair market value shall be deemed an “Investment”.

“Issue Date” means the first date upon which the notes are issued under the indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof or any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Majority Holders” means the Holders of at least 50.1% in principal amount of the then outstanding notes.

49

“Make-Whole Amount” means, with respect to a note at the time of computation, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at April       , 2018 plus (ii) any required interest payments due on such note through April       , 2018 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate as of such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

“Minority Interest” means the percentage interest represented by any Capital Stock of a Restricted Subsidiary of the Company that is not owned by the Company or a Restricted Subsidiary of the Company.

“Mortgaged Property” means any property owned by any Issuer or any Guarantor that is subject to the Liens existing and to exist under the terms of the Mortgages; provided, however, “Mortgaged Property” also includes any property that is required to become subject to a Mortgage after the Issue Date in accordance with the Note Purchase Agreement and any property acquired after the Issue Date for which the Additional Collateral Right may be exercised unless such exercise has not occurred within 60 days after notice of such acquisition has been provided pursuant to the Note Purchase Agreement. For the avoidance of doubt, the foregoing shall not impact the Majority Holders Additional Collateral Right in any manner.

“Mortgages” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on Oil and Gas Properties and other related assets to secure payment of the notes and the Subsidiary Guarantees or any part thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)	the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

(2)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(3)	amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the properties or assets that were the subject of such Asset Sale; and

(4)	any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

50

“Net Working Capital” means, with respect to any specified Person, (a) all current assets of such Person and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of such Person and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to oil and gas properties and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of business, in each case as set forth in the consolidated financial statements of such Person prepared in accordance with GAAP (excluding any adjustments made pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815).

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries except as contemplated by clause (9) of the definition of Permitted Liens.

For purposes of determining compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Note Documents” means the indenture, the notes, the Note Purchase Agreement, the security documents and mortgages establishing Parity Liens and the Intercreditor Agreement.

“Note Purchase Agreement” means that certain Note Purchase Agreement dated as of March 27, 2015 by and among the Issuers, Guarantors and initial Holders of the notes, as amended, amended and restated, supplemented or modified from time to time in accordance with the indenture and the terms thereof.

“Not Otherwise Applied” means, with reference to any amount of proceeds of any transaction or event, that such amount was not previously applied to (a) make Restricted Payments or Permitted Investments, (b) purchase, redeem, defease, acquire or retire any subordinated Indebtedness or Unsecured Notes of any Issuer or Guarantor or of any Equity Interests of the Company and (c) make any Permitted Distributions on Preferred Units.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), any make-whole payment (including, without limitation, the Make-Whole Amount), repayment premium (including the Prepayment Premium), change of control premium, other premiums, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the Note Documents or in respect thereto.

“Oil and Gas Business” means:

(1)	the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties;

(2)	the gathering, marketing, treating, processing (but not refining), storing, distributing, selling and transporting of any production from such interests or properties;

51

(3)	any business relating to exploration for or development, production, treatment, processing (but not refining), storage, transportation or marketing of, oil, gas and other minerals and products produced in association therewith;

(4)	any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code; and

(5)	any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) through (4) of this definition.

“Oil and Gas Properties” means Hydrocarbon Interests and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including any and all property, real or personal, and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including any and all petroleum and/or natural gas wells, buildings, structures, field separators, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, pipelines, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, liters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights-of-way, easements and servitudes, and all additions, substitutions, replacements for, and fixtures and attachments thereto.

“Operating General Partner” means Breitburn Operating GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Operating Partnership or as the business entity with the ultimate authority to manage the business and operations of the Operating Partnership.

“Operating Partnership” means Breitburn Operating LP, a Delaware limited partnership and any successor thereto.

“Parity Lien” means a Lien granted by a security document to the collateral agent, at any time, upon any property of any Issuer or any Guarantor to secure the Obligations for the benefit of the collateral agent, trustee, the holders of the notes and indemnitees.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Company dated as of the Issue Date, as amended and in effect on the date of the indenture and as such may be further amended, modified or supplemented from time to time.

“Permian Basin Properties” means Oil and Gas Properties and undeveloped acreage owned by any Issuer or Guarantor located in the Permian Basin of Texas and New Mexico.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, provided that on the date such Person became a Restricted Subsidiary of the Company or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, as applicable, either

(2)	immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(3)	immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

52

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including investments or expenditures for actively exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1)	direct or indirect ownership of crude oil, natural gas, other Hydrocarbon properties or any interest therein, gathering, transportation, processing, storage or related systems, or ancillary real property interests and interests therein; and

(2)	the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business;

provided that, (i) the foregoing may not be used by any Issuer or Guarantor to make any Investment in another Person (other than any Issuer or Guarantor) with or in the form of Permian Basin Properties or Mortgaged Properties (or Equity Interests of any Person that owns any Permian Basin Properties or Mortgaged Property); (ii) in the case of a joint venture, farm-in agreement or farm-out agreement involving the conveyance or other disposition of assets with a fair market value in excess of $10 million in the aggregate in any fiscal year, the consideration therefor shall be (a)(x) for fair market value and (y) 100% in the form of cash or carry, and (b) the net cash proceeds thereof (but excluding, for the avoidance of doubt, carried amounts) shall be deemed to be Net Proceeds and subject to the provisions of “Repurchase at the Option of Holders—Asset Sales”, other than the first paragraph thereof; and (iii) that “Permitted Business Investments” shall exclude Investments in corporations and publicly traded Persons.

“Permitted Credit Facility” means one or more credit facilities (including, without limitation, the Credit Agreement) providing for loans and letters of credit secured by Oil and Gas Properties and other customary Property of the Issuers and the Guarantors, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, at all times subject to the Intercreditor Agreement and satisfying the Credit Facility Criteria (as such term is defined in the Intercreditor Agreement as in effect on the date hereof).

“Permitted Distributions on Common Units” means, to the extent permitted under Delaware State Law and the organizational documents of the Company, and subject to the covenant under the caption “—Restricted Payments,” (x) dividends, distributions or other payments (other than on account of a redemption, repurchase, or other acquisition or retirement for value) by the Company on account of its Common Units or to the direct or indirect holders of the Company’s Common Units in their capacity as such and (y) beginning with the 18th month anniversary of the Issue Date, any purchase, redemption or other acquisition or retirement for value of any Common Units of the Company, up to the following aggregate amounts:

(i)	until the 18th month anniversary of the Issue Date, in an aggregate amount not to exceed $0.50 per Common Unit on an annualized basis; and

(ii)	thereafter, in an unlimited amount so long as the Proved Reserves Coverage Ratio is equal to or greater than 1.50 to 1.00 as of the date of such calculation measured on a pro forma basis to give effect to any dividend, distribution or other payment by the Company on account of its Common Units and any purchase, redemption, acquisition or retirement of the Company’s Common Units as if such dividend, distribution or such other payment and such purchase, redemption, acquisition or retirement had occurred on the date of calculation of such ratio. Such Proved Reserves Coverage Ratio will be tested semi-annually on the Proved Reserves Coverage Ratio Date and will govern the Permitted Distributions on Common Units for the succeeding 6 months following the Proved Reserves Coverage Ratio Date.

53

“Permitted Distributions on Preferred Units” means, to the extent permitted under Delaware State Law and the organizational documents of the Company, and subject to the covenant under the caption “—Restricted Payments,” dividends, distributions, other payments (other than on account of a redemption, repurchase, or other acquisition or retirement for value) and any Preferred Change of Control Redemption by the Company on account of its Preferred Units or to the direct or indirect holders of the Company’s Preferred Units in their capacity as such, up to the following aggregate amounts:

(i)	if immediately after giving effect thereto on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the sum of Available Cash with respect to the Company’s preceding fiscal quarter, plus 100% of the aggregate net cash proceeds received by the Company after the Issue Date as a contribution to its common equity capital or from the issue or sale after the Issue Date of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale after the Issue Date of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), in each case, to the extent so designated for such dividend, distribution or other payment in an officer’s certificate delivered to the trustee by an executive officer of the Company within 10 Business Days after such contribution, issuance, sale, conversion or exchange and to the extent Not Otherwise Applied, minus without duplication, Permitted Distributions on Common Units that have occurred during such fiscal quarter; or

(ii)	if immediately after giving effect thereto on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company would not be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” an amount equal to Available Cash with respect to the Company’s preceding fiscal quarter minus, without duplication, Permitted Distributions on Common Units that have occurred during such fiscal quarter, but in no event shall the amount of any dividends, distributions or other payments made by the Company on account of its Preferred Units pursuant to this clause (ii) exceed $70 million in any fiscal year; provided that such amounts must be paid to the holders of the Series A Convertible Preferred Units and Series B Convertible Preferred Units on a pro rata basis based on the amount of dividend or distribution obligations (including accrued but unpaid obligations) thereon at such time.

“Permitted Investments” means:

(1)	any Investment (a) by any Issuer or any Guarantor in any Issuer or any Guarantor, subject to the Collateral Requirements, (b) by any Restricted Subsidiary that is not an Issuer or a Guarantor in any other Restricted Subsidiary that is not an Issuer or a Guarantor, (c) by any Restricted Subsidiary that is not an Issuer or a Guarantor in any Issuer or any Guarantor (so long as no Capital Stock of any Issuer or Guarantor is transferred to a Restricted Subsidiary that is not an Issuer or a Guarantor in connection with such Investment) or (d) by any Issuer or any Guarantor in any Restricted Subsidiary that is not an Issuer or a Guarantor in an amount not to exceed the greater of (a) $25 million or (b) 0.65% of the Company’s Adjusted Consolidated Net Tangible Assets at such time;

(2)	any Investment in Cash Equivalents;

54

(3)	(a) as long as no Event of Default has occurred and is continuing, any Acquisition by the Company or any Restricted Subsidiary of the Company if as a result of such Investment:

(i)	either

(A)	on the date of such Acquisition after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Company will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(B)	immediately after giving effect to such Acquisition and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transactions;

(ii)	such Person and its Subsidiaries becomes Restricted Subsidiaries of the Company (or, in the case of such Person, such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company) and all of the Equity of such Person is acquired;

(iii)	other than as set forth in the proviso below, such Person and its Subsidiaries become Guarantors and grant a Lien on their assets in accordance with and to the extent required by the provisions under the heading “Further Assurances; Collateral; Liens on Additional Property”; and

(iv)	such Person and its Subsidiaries are, taken as a whole, principally engaged in the same business as the Issuers and Guarantors; and

(b)	any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

provided that with respect to any Acquisition the amount of consideration paid or provided by any Issuer or any Guarantor (including the aggregate principal amount of all Indebtedness assumed in connection with such Acquisition and the fair market value of non-cash consideration) with respect to any Person or Persons that shall not be or, after giving effect to such Acquisition, shall not become a Guarantor or shall not transfer all or substantially all of its assets to any Issuer or a Guarantor, shall not exceed 10% of the aggregate consideration paid in connection with such Acquisition at such time;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” including pursuant to clause (9) or (14) of the items deemed not to be Asset Sales under the definition of “Asset Sale”;

(5)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received in compromise of obligations of trade creditors or customers in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7)	Hedging Contracts;

55

(8)	Permitted Business Investments;

(9)	Investments in Utica having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, do not exceed the greater of $25 million or 0.65% of the Company’s Adjusted Consolidated Net Tangible Assets; and

(10)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, do not exceed the greater of $50 million or 1.30% of the Company’s Adjusted Consolidated Net Tangible Assets; provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Guarantor at the date of the making of such Investment and such Person becomes a Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Guarantor;

Notwithstanding the foregoing, clauses (1), (3), (9) and (10) may not be used by any Issuer or Guarantor to make any contribution to any Person (other than an Issuer or a Guarantor) with (or Investment in the form of) the Permian Basin Properties or other Mortgaged Properties (or Equity Interests of any Person that owns any Permian Basin Properties or Mortgaged Property).

“Permitted Liens” means:

(1)	any Priority Lien with respect to any Permitted Credit Facility incurred under clause (1) of the definition of “Permitted Debt”;

(2)	Liens in favor of the Company or the Guarantors securing claims in which the collateral agent has a perfected Second-Priority Lien and that are junior in priority to the Parity Liens; provided, however, such Liens must be immediately released upon assignment or transfer to a Person that is not an Issuer or Guarantor;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than the property of such Person that secured such Lien at the time such Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets (other than improvements thereon, accessions thereto and proceeds thereof);

(5)	any interest or title of a lessor to the property subject to a Capital Lease Obligation; provided, that the principal amount of such Capital Lease Obligation is otherwise permitted to be incurred under the indenture;

(6)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business, in each case, to the extent permitted under clause (4) of the definition of “Permitted Debt”; provided that:

56

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under clause (4) under the heading “Incurrence of Indebtedness and Issuance of Preferred Stock” indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b)	such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(7)	Liens existing on the date of the indenture (other than Liens permitted under clause (1) and clause (17));

(8)	customary Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10)	customary Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

(11)	Liens on pipelines or pipeline facilities that arise by operation of law;

(12)	Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Oil and Gas Business;

(13)	customary Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(14)	Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(15)	Liens securing Obligations of the Issuers or any Guarantor under the notes or the Subsidiary Guarantees issued as of the Issue Date;

(16)	Liens to secure performance of Hedging Contracts of the Company or any of its Restricted Subsidiaries to the extent subject to the Intercreditor Agreement;

(17)	Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

57

(18)	Liens arising from royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, preferential rights of purchase, working interests and other similar interests, all as ordinarily exist with respect to properties and assets of the Company and its Restricted Subsidiaries or otherwise as are customary in the Oil and Gas Business;

(19)	other Liens incurred by the Company or any Restricted Subsidiary of the Company (other than Liens securing Indebtedness for borrowed money) not exceeding at any time, in the aggregate, the greater of $30 million or .8% of the Company’s Adjusted Consolidated Net Tangible Assets; and

(20)	any Lien securing Permitted Refinancing Indebtedness, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that:

(1)	the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and, in the case of any extension, refinancing, renewal, replacement, defeasance or refunding of the notes and Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date at least ninety-one (91) days after the Maturity Date and amortization of no more than 1.00% per annum of the original principal amount thereof;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Company (other than the Operating Partnership or Finance Corp.) if the Company is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(5)	such Indebtedness is not secured by a Lien on any assets other than the collateral securing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or with a priority that is senior to the Lien securing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (provided any extension, refinancing, renewal, replacement, defeasance or refunding of the notes and Subsidiary Guarantees shall be on an unsecured basis); and

(6)	such Indebtedness is not recourse to any Person that is liable on account of such Indebtedness immediately after giving effect to such incurrence other than those Persons which were obligated on the Indebtedness being extended, refinanced, renewed, replaced or refunded.

58

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Change of Control Redemption” means the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the Series B Preferred Units (as such term is defined in the Parent’s Third Amended and Restated Agreement of Limited Partnership as in effect on the Issue Date) in accordance with Section 17.4 of Parent’s Third Amended and Restated Agreement of Limited Partnership as in effect on the Issue Date; provided, however, such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall only constitute a “Preferred Change of Control Redemption” as long as prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, the Company has made the Change of Control Offer and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer.

“Prepayment Premium” means, with respect to the principal amount of any note, the extent to which the redemption price for such note is in excess of 100.000% of the principal amount of such note, as set forth under the heading “Optional Redemption”.

“Priority Lien” means a Lien granted by an Issuer or any Guarantor in favor of the Priority Lien Collateral Agent, at any time, upon any property of any Issuer or any Guarantor to secure Priority Lien Obligations.

“Priority Lien Collateral Agent” means Wells Fargo Bank, N.A., as agent under the Credit Agreement and any successor thereof in such capacity under the Credit Agreement, or if the Credit Agreement ceases to exist, the collateral agent or other representative of lenders or holders of Priority Lien Obligations designated pursuant to the terms of the Priority Lien Documents and the Intercreditor Agreement.

“Priority Lien Debt” has the meaning given such term in the Intercreditor Agreement as in effect on the date hereof; provided, that the terms of Priority Lien Debt must satisfy the requirements of the provision under the heading “Amendments to Priority Lien Debt” as if the Priority Lien Debt were an amendment to the Existing Credit Agreement.

“Priority Lien Documents” has the meaning given such term in the Intercreditor Agreement as in effect on the date hereof.

“Priority Lien Obligations” has the meaning given such term in the Intercreditor Agreement as in effect on the date hereof.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Reserve Definitions.

59

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (the “Reserve Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Reserves Coverage Ratio” means the ratio of the (i) PV10 of the Proved Reserves of the Issuers’ and Guarantors’ Oil and Gas Properties as of the latest Reserve Report to (ii) the Consolidated Senior Secured Debt as of the date such ratio is calculated. The Proved Reserves Coverage Ratio will be tested semi-annually on April 1 and October 1 of each year (the “Proved Reserves Coverage Ratio Date”) and will govern the distribution for the succeeding 6 months following the Proved Reserves Coverage Ratio Date. For the avoidance of doubt, the April 1 Proved Reserves Coverage Ratio will be tested based on the January 1 Reserve Report with Strip Pricing as of March 15 and the Consolidated Senior Secured Debt as of April 1. In addition, the October 1 Proved Reserves Coverage Ratio will be tested based on the July 1 Reserve Report with Strip Pricing as of September 15 and the Consolidated Senior Secured Debt as of October 1.

“Proved Reserves Coverage Ratio Date” has the meaning specified in the definition of “Proved Reserves Coverage Ratio”.

“PV10” means, in respect of the Proved Reserves of any Issuer’s or any Guarantor’s Oil and Gas Properties, the net present value of future cash flows (discounted at a rate of ten percent per annum) on a pre-income tax basis calculated by the Company based on the information from the most recent Reserve Report that is available and taking into account all other factors which are reasonably deemed by the Company to be material, but provided that each calculation of such expected future cash flow shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (i) reasonable adjustments as determined in good faith by management shall be made for management’s projections of (a) operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (b) capital expenditures required to maintain and develop such reserves and (c) basis differentials, (ii) reasonable adjustments as determined in good faith by management shall be made for the acquisition and sale of reserves since the date of such Reserve Report (with such adjustments being based on the Strip Price as of March 15 or September 15, as applicable, or a date that is mutually agreed by the Company and the Majority Holders) and (iii) the pricing assumptions used in determining PV10 for any particular reserves shall be based upon the Strip Price as of March 15 or September 15, as applicable, or a date that is mutually agreed by the Company and the Majority Holders; provided that, for purposes of calculating PV10 for purposes of the Proved Reserves Coverage Ratio for all purposes hereunder, no more than 40% of such amount may be attributable to Proved Reserves described in the applicable Reserve Report other than Proved Developed Producing Reserves. PV10 shall be adjusted to give effect to Hedging Contracts as in effect on the date of determination.

“Qualifying Owners” means, collectively, the Company and its Restricted Subsidiaries.

“Reporting Default” means a Default described in clause (4) under “—Events of Default and Remedies.”

“Reserve Definitions” has the meaning set forth for such term in the definition of “Proved Reserves” herein.

“Reserve Report” means a report as of January 1 or July 1 of each year covering proved developed and proved undeveloped oil and gas reserves attributable to the Oil and Gas Properties owned by the Company and its Restricted Subsidiaries and setting forth with respect thereto (a) the total quantity of proved developed and proved undeveloped reserves (separately classified as to producing, non-producing, shut-in, behind pipe, and undeveloped), (b) the estimated future net revenues and cumulative estimated future net revenues and (c) the present discounted value of future net revenues; provided, however, that the January 1 reserve report is provided by a nationally recognized third party reserve engineer and any succeeding reserve report for the same year is prepared by the Company.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the indenture to the contrary, the Operating Partnership and Finance Corp. shall be Restricted Subsidiaries of the Company.

“S&P” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

60

“Second-Priority” or “Second-Priority Basis” means, with respect to any Lien, a Lien that is second priority to Priority Lien Debt, in each instance, subject to the Intercreditor Agreement and Permitted Liens.

“Senior Debt” means:

(1)	all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under any Permitted Credit Facility and all obligations under Hedging Contracts with respect thereto;

(2)	any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a)	any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

(b)	any Indebtedness that is incurred in violation of the indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Series A Convertible Preferred Units” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the indenture.

“Series B Convertible Preferred Units” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled (including interest payments to be paid in accordance with applicable interest periods) to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Strip Price” means, as of any date of the determination thereof with respect to the Oil and Gas Properties included in the then most recent Reserve Report, (a) the average of the closing midpoint contract prices on a monthly basis for each month through the eighth anniversary of the then most recent Reserve Report (the “Initial Strip”) and (b) thereafter, the average of such midpoint contract prices for the last twelve (12) months of such Initial Strip period escalated at 2.0% per annum for five years, in each case as quoted on the New York Mercantile Exchange (the “NYMEX”) for WTI oil and Henry Hub gas prices and the ICE Futures Europe (“ICE”) for Brent oil prices; provided, however, that lease operating costs will be escalated at 1% per annum for the same period that WTI oil prices are escalated. If NYMEX and/or ICE no longer provides such futures midpoint contract quotes or has ceased to operate, the Company shall designate another nationally recognized commodities exchange to replace the NYMEX and/or ICE for purposes of the references to the NYMEX and ICE herein.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock of such Person is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

61

(2)	any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under the indenture and on the notes.

“Treasury Rate” means, in respect of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March       , 2018; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to March          , 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate no later than the second Business Day (and no earlier than the fourth Business Day) preceding the applicable redemption date (or, in the case of any redemption in connection with a defeasance of the notes or a satisfaction and discharge of the indenture, on the business day preceding such event) and (b) prior to such redemption date file with the trustee a statement setting forth the Make-Whole Amount and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means (a) Utica, (b) East Texas Salt Water Disposal Company and (c) any Subsidiary of the Company (other than Finance Corp., the Operating Partnership or the General Partner) that is designated (and permitted to be designated under the indenture) by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that Utica, East Texas Salt Water Disposal Company or such Subsidiary:

(2)	has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(3)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that would be obtained at the time from Persons who are not Affiliates of the Company;

(4)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

62

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness or Liens of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or such Liens are not permitted to be incurred as of such date under the covenant described under “—Certain Covenants—Liens” the Company will be in default of such covenant.

“Unsecured Notes” means unsecured notes, loans or other instruments evidencing Indebtedness for borrowed money issued by any Issuer or Restricted Subsidiary in a capital markets, bank or syndicated loan financing or similar financing prior to or after the Issue Date.

“Utica” means Breitburn Collingwood Utica LLC, a Delaware limited liability company indirectly wholly-owned by the Company on the date of the indenture.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

63